14 APRIL 2011

LOAN NOTE AGREEMENT

for a principal amount of

US$ 1,800,000,000

issued by

WEATHER INVESTMENTS II SARL

 guaranteed by

MR NAGUIB SAWIRIS

KIRKLAND & ELLIS INTERNATIONAL LLP

30 St. Mary Axe
London EC3A 8AF
Tel: +44 (0)20 7469 2000
Fax: +44 (0)20 7469 2001
http://www.kirkland.com/

21.	Conduct Of Business By The Finance Parties	83
22.	Sharing Among The Finance Parties	84
23.	The Security Agent	85
24.	Enforcement Of Transaction Security	94
25.	Application of Proceeds	95
26.	Change of Security Agent and Delegation	97
SECTION 10 ADMINISTRATION		99
27.	Payment Mechanics	99
28.	Set-Off	102
29.	Notices	102
30.	Calculations And Certificates	104
31.	Partial Invalidity	105
32.	Remedies And Waivers	105
33.	Amendments And Waivers	105
34.	Counterparts	108
SECTION 11 GOVERNING LAW AND ENFORCEMENT		108
35.	Governing Law	108
36.	Enforcement	108
SCHEDULE 1 THE ORIGINAL LENDERS		111
SCHEDULE 2 CONDITIONS PRECEDENTS		113
SCHEDULE 3 EXISTING AFFILIATE TRANSACTIONS		123
SIGNATURES		127

THIS DEED is dated 14 April 2011 and made between:

(1)
WEATHER INVESTMENTS II SARL, private limited liability company (société à responsabilité limitée) incorporated in Luxembourg with its registered office at Rue Guillaume Kroll 12, L-1882 Luxembourg and registered with the Luxembourg Trade and Companies Register (registre de commerce et des sociétés) under number B 108.440  (the "Company");

(2)	THE ENTITIES listed in Schedule 1 (The Original Lenders) as original lenders (the "Original Lenders");

(3)	MR NAGUIB SAWIRIS (also known as Naguib Onsy Naguib Sawiris), an Egyptian citizen as guarantor (the "Guarantor");

(4)
WILMINGTON TRUST (LONDON) LIMITED, a company incorporated in England and Wales with its registered office at Fifth Floor, 6 Broad Street Place, London EC2M 7JH, as agent of the other Finance Parties (the "Agent"); and

(5)
WILMINGTON TRUST (LONDON) LIMITED, a company incorporated in England and Wales with its registered office at Fifth Floor, 6 Broad Street Place, London EC2M 7JH, as security agent for the Secured Parties (the "Security Agent").

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Deed:

"Acceptable Bank" means:

(a)
a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or A2 or higher by Moody's Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Majority Lenders.

"Accounting Principles" means IFRS.

"Acquisition Documents" means the Share Purchase Agreement, any agreement ancillary to the Share Purchase Agreement entered into for the purpose of transferring the shares in WIND TELECOM S.p.A. and any other document designated as an "Acquisition Document" by the Agent and the Company.

"Affiliate" means in relation to an Original Lender, an Original Lender Affiliate, and otherwise shall mean in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Apax Funds" means any funds or partners in any limited partnership or any entity (or their respective nominees or trustees) which funds, partners or entities are, in each case, managed or advised by any entity within the Apax Group or any entity which holds shares for any employee or former employees of any entity within the Apax Group but, for the avoidance of doubt, shall not include any portfolio companies in which any such fund, partner, entity or the Apax Group has invested from time to time.

"Apax Group" means Apax Partners Europe Managers Limited and any company which is a subsidiary of Apax Partners Europe Managers Limited, a holding company of any of those companies or a subsidiary of such holding company but, for the avoidance of doubt, shall not include any portfolio companies in which any such company or the Apax Funds has invested from time to time.

"Apax Original Lenders" means Med A Holding S.à r.l. and Med B Holding S.à.r.l.

"Assignment Agreement" means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement), or any other form agreed between the relevant assignor and assignee.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Base Currency" means US Dollars.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York and Luxembourg.

"Cash Collateral Account" means an account:

(a)	held in Luxembourg by the Company with an Acceptable Bank;

(b)	identified in a letter between the Company and the Agent as the Cash Collateral Account; and

(c)
subject to Transaction Security and control agreements (or analogous arrangements) (including with the account bank) consistent with the Security Principles in favour of the Security Agent in form and substance satisfactory to the Security Agent (acting reasonably).

"Cash Equivalent Investments" means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)
any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State (other than Portugal, Ireland, Greece or Spain) or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)
which has a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)
any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investor Services Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above and (iii) can be turned into cash on not more than 5 days' notice; or

(e)	any other debt security approved by the Majority Lenders,

in each case, denominated in the Base Currency, to which any member of the Group which has granted Transaction Security is alone beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security arising under the Transaction Security Documents).

"Change of Control" means either:

(a)
the Guarantor or, if he dies another person listed in sub-paragraph (x) of the definition of Sawiris Affiliate ceases to have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to give directions with respect to the operating and financial policies of the Company with which the directors or other equivalent officers of the Company are obliged to comply; or

(b)
the Guarantor and the Sawiris Affiliates, as a group, cease to hold beneficially more than 50% of the issued share capital of the Company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

"Charged Property" means all of the assets of the members of the Group which from time to time are, or are expressed to be, the subject of the Transaction Security.

"Closing Date" means the date on which the shares in WIND TELECOM S.p.A. (formerly known as Weather Investments S.p.A.) are transferred under and in accordance with the Share Purchase Agreement.

"Collateral Swap" means a release of any assets which comprise Charged Property from the Transaction Security and the taking of Transaction Security over other Liquid Securities in accordance with Clause 16.8 (Charged Property Collateral Swaps).

"Constitutional Documents" means the constitutional documents of the Company.

"Debt Purchase Transaction" means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Participation or amount outstanding under this Deed.

"Default" means an Event of Default or any event or circumstance specified in Clause 17 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Delegate" means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Distributions Account” means an account:

(a)	held in Luxembourg by the Company with an Acceptable Bank;

(b)	identified in a letter between the Company and the Agent as the Distributions Account;

(c)
subject to Transaction Security and control agreements (or analogous arrangements) (including with the account bank) in favour of the Security Agent consistent with the Security Principles and in form and substance satisfactory to the Security Agent (acting reasonably); and

(d)
which is used exclusively to receive dividends, distributions, interest, fees and any other payments in respect of Charged Property (and for the avoidance of doubt such dividends, distributions, interest, fees and any other payments paid shall not be comingled with any other assets or property of the Company).

"ECMS" means Egyptian Company for Mobile Services S.A.E.

"Enforcement Event" means the Agent giving notice under paragraphs (a), (b) or (c) of Clause 17.15 (Acceleration) of this Deed.

"Euro" or "€", means the euro, the single currency of the participating member states of the European Community that adopt or have adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

"Existing Affiliate Transactions" means those transactions referred to in Schedule 3 (Existing Affiliate Transaction), the first three transactions listed in such schedule being described in a paper entitled “Weather II Existing Affiliate Transactions” which has been provided to the Lenders prior to the date of this Deed.

"Event of Default" means any event or circumstance specified as such in Clause 17 (Events of Default).

"Facility Office" means:

(a)
in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Deed; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

"Fee Letter" means any letter or letters dated on or about the date of this Deed between the Agent and the Company or the Security Agent and the Company setting out the amount of any of the fees referred to in Clause 9 (Fees).

"Final Maturity Date" means 4 June 2013.

"Financial Year" means the annual accounting period of the Group ending on 31 December.

"Finance Document" means this Deed, any Fee Letter, any Transaction Security Document, any Quarterly Report Certificate and any other document designated as a "Finance Document" by the Agent and the Company.

"Finance Party" means the Agent, the Security Agent or any Lender.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract that would, in accordance with applicable Accounting Principles, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirement for de-recognition under the Accounting Principles);

(f)
any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)
any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of (i) an underlying liability (but not, in any case, Trade Instruments) of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition or (ii) any liabilities of any member of the Group relating to any post-retirement benefit scheme;

(h)
any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) before the Final Maturity Date or are otherwise classified as borrowings under the Accounting Principles);

(i)
any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 30 days after the date of supply;

(j)
any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(k)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above.

"Group" means the Company and each of its Subsidiaries.

"Group Structure Chart" means the group structure chart in the agreed form and delivered to the Agent on behalf of the Lenders under schedule 4 of the Share Purchase Agreement.

"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

"IFRS" means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

"Interim Liquid Collateral" means:

(a)
on the date of this Deed 54,358,000 (in words: fifty-four million three-hundred and fifty-eight thousand)  VimpelCom Shares  (which is, for the avoidance of doubt, additional to the Permanent Liquid Collateral), over which Transaction Security has been granted by the Company in accordance with this Deed and the Acquisition Documents; and

(b)
at any time after the date of this Deed, (following a Collateral Swap involving some or all of such VimpelCom Shares) any VimpelCom Shares which are still the subject of Transaction Security and other Liquid Securities with which such VimpelCom Shares (or the Liquid Securities substituted for them) have been substituted by way of a Collateral Swap in accordance with the terms of this Deed.

"Joint Venture" means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

"Legal Reservations" means:

(a)
the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)
the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of United Kingdom stamp duty may be void and defences of set-off or counterclaim; and

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction.

"Lender" means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 18 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Deed.

"Limitation Acts" means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984 and any similar legislation in any Relevant Jurisdiction.

"Liquid Securities" means:

(a)	cash held in US Dollars or Euros with an Acceptable Bank;

(b)	Cash Equivalent Investments;

(c)	VimpelCom Shares;

(d)
securities, issued by an issuer which is rated at least investment grade as defined by either Standard & Poor's or Moody's (or any successor rating agency) and is not on negative credit watch with a view to a downgrade below investment grade, which:

(i)	are publicly traded and freely transferable on one or more of:

(A)	The London Stock Exchange;

(B)	The Hong Kong Stock Exchange;

(C)	NASDAQ;

(D)	The New York Stock Exchange;

(E)	NYSE Euronext;

(F)	Singapore Exchange Limited; or

(G)	The Frankfurt Stock Exchange;

(H)	ny other exchange with aggregate trading volumes equal to any of the exchanges listed above; and

(ii)	have a minimum average trading volume of at least US$50,000,000 per day over the last twelve months at the time of calculation; and

(iii)	are stock or shares in a corporation with a market capitalisation of no less than US$10,000,000,000 (or the equivalent in other currencies); and

(e)
sovereign or corporate bonds with a long-term rating of A3 or higher from Moody's or A- or higher from Standard & Poor’s or Fitch and is not on negative credit watch with a view to downgrading below such ratings, provided the issue size is at least US$1,000,000,000 or the equivalent in other currencies, provided that if the relevant securities are ones in relation to which Transaction Security is proposed to be taken, they are ones which the Security Agent is able to accept in accordance with its internal practices and procedures (e.g. because of jurisdictional or legal restrictions within a local market, operating procedures and practices of the local exchange or clearing system or assets issues by an entity that is subject to sanctions).

"Loan" means the loan deemed to have been made pursuant to Clause 2.1 (The Loan) or the principal amount outstanding for the time being of that loan.

"Lux Spinco" means a newly incorporated special purpose holding company incorporated in Luxembourg as a S.àr.l. which will be a direct wholly-owned Subsidiary of the Company and, upon Spin-off Plan A will become the direct Holding Company of OTH2.

"Majority Lenders" means a Lender or Lenders whose Participations aggregate more than 66 2/3 per cent. of the Total Participations (or, if the Total Participations have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Participations immediately prior to that reduction).

"Material Adverse Effect" means any event or circumstance that is reasonably likely to have a material adverse effect on:

(a)	the business, assets or financial condition of the Company or the Guarantor; or

(b)	the ability of the Company or the Guarantor to perform their obligations under the Finance Documents; or

(c)
the validity or enforceability of, or the effectiveness or ranking of any Security or any guarantee granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents (subject, with regard to enforceability only, to the Legal Reservations).

"MDCP Funds" means any funds or partners in any limited partnership or any entity (or their respective nominees or trustees) which funds, partners or entities are, in each case, managed or advised by any entity within the MDCP Group or any entity which holds shares for any employee or former employees of any entity within the MDCP Group but, for the avoidance of doubt, shall not include any portfolio companies in which any such fund, partner, entity or the MDCP Group has invested from time to time.

"MDCP Group" means Madison Dearborn Partners, LLC and any company which is a subsidiary of Madison Dearborn Partners, LLC, a holding company of any of those companies or a subsidiary of such holding company but, for the avoidance of doubt, shall not include any portfolio companies in which any such company or the MDCP Funds has invested from time to time.

"MDCP Original Lenders" means MDCP VI Barometer S.à.r.l., MDCP VI Barometer II S.à.r.l. and MDCP VI Co-Investors (Barometer) L.P.

"Merger Documents" means each of:

(a)
the share sale and exchange agreement entered into by and among VimpelCom, the Company and shareholders of WIND TELECOM S.p.A. dated 17 January 2011, as amended, the related letter agreement to be dated 15 April 2011 with respect to the annexes and exhibits thereto,  and the disclosure schedules scheduled thereto and the updated disclosure letters dated 4 October 2010 and 16 January 2011 (the "SSEA");

(b)	the interim control agreement relating to the Egyptian spin-off assets by and among VimpelCom, the Company, OTH and WIND TELECOM S.p.A. dated on or around the date of this Deed;

(c)	the interim control implementation and indemnification agreement by and among VimpelCom, the Company, OTH and WIND TELECOM S.p.A. dated on or around the date of this Deed;

(d)	the lock up agreement by and among VimpelCom and the Company, dated on or around the date of this Deed;

(e)	the share escrow agreement relating by and among VimpelCom, the Company, and Citibank N.A., dated on or around the date of this Deed;

(f)	the registration rights agreement by and among VimpelCom and the Company, dated on or around the date of this Deed (the "Registration Rights Agreement");

(g)	the WIS framework agreement by and among VimpelCom, Wind International Services SpA and the Company, dated on or around the date of this Deed;

(h)	the Algerian risk sharing agreement by and among VimpelCom and the Company, dated on or around the date of this Deed;

(i)	the alternative payment agreement by and among VimpelCom and the Company, dated on or around the date of this Deed;

(j)	the separation agreement relating to the Orascom spin-off assets by and among VimpelCom, the Company, OTH and WIND TELECOM S.p.A. dated on or around the date of this Deed;

(k)	the separation agreement relating to the Wind spin-off assets by and among VimpelCom, the Company, WIND Telecommunicazioni SpA and WIND TELECOM S.p.A. dated on or around the date of this Deed;

(l)	the refinancing plan agreed between VimpelCom, the Company and WIND TELECOM S.p.A. and as set out in Annex 6.3(e)(i) of the SSEA; and

(m)	the spin-off plan agreed between VimpelCom, the Company and WIND TELECOM S.p.A. and as set out in Annex 6.3(f)(i) of the SSEA,

and any other document designated as an "Merger Document" by the Agent and the Company.

"Mobinil" means MobiNil For Telecommunications S.A.E., a company duly organized and validly existing under the laws of the Arab Republic of Egypt, whose registered office is at The Nile City Towers, Northern Tower, Cornich el Nile-Boulaq, Cairo Egypt, registered under number 524 with the Cairo Commercial Register.

"Mobinil/ECMS Shareholders' Agreement" means the amended and restated shareholders' agreement among OTH, France Telecom, Wirefree Services Belgium, Atlas Services Belgium and Mobinil, dated 14 April 2010.

"Mobinil Put/Call Arrangements" means the right of OTH2 to put the shares and interests held by it, directly and indirectly, in Mobinil and ECMS to France Telecom and the right of France Telecom to call for the transfer of those shares and interests in accordance with the terms set forth in the Mobinil/ECMS Shareholders' Agreement.

"Mobinil Proceeds" means any amount received by any member of the Group or any Sawiris Affiliate (each a "Mobinil Proceeds Recipient"), in cash, directly or indirectly from any exercise of rights under the Mobinil Put/Call Arrangements or from the sale or other disposal or secured financing of such rights or the shares which are the subject of the Mobinil Put/Call Arrangements or the entity owning such rights (or a Holding Company of such entity other than the Company or any of its Holding Companies), recognising that when distributed from OTH2 to its shareholders the Company will only receive its share of such proceeds (and not the share to which minority shareholders are entitled) and thus in the hands of the Company the Mobinil Proceeds shall refer to the Company's share of the amount received by OTH2.

"Mobinil Proceeds Recipient" has the meaning given to it in the definition of Mobinil Proceeds in Clause 1.1 (Definitions).

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

"New Lender" has the meaning given to that term in Clause 18 (Changes to the Lenders).

"Orascom Assets" means the Orascom Spin-off Assets (as defined in the SSEA disclosed to the Lenders prior to the date of the Share Purchase Agreement, as updated in the Separation Agreement relating to the Orascom Sip-Off Assets draft sent to the Lenders prior to the date of this Deed).

"Original Lender Affiliate" means in relation to any person, any other person directly or indirectly controlling or controlled by or under common control with, such person and, for this purpose, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or procure the direction of the management and policies of such person, whether through the ownership of shares, by contract or otherwise, and, for the purpose of this definition, an Original Lender Affiliate of any person shall also include (a) any director, officer, trustee or beneficiary of such person, (b) any spouse, parent, sibling or descendant of any person described in (a) above, and (c) any trust for the benefit of, or any entity controlled by, any person described in (a) or (b) above; provided that with respect to:

(a)
the Apax Original Lenders and their Original Lender Affiliate Transferees, the term Original Lender Affiliate shall include (A) Apax Partners Europe Managers Limited and each other member of the Apax Group; and (B) any entity which is an Apax Fund;

(b)
the MDCP Original Lenders and their Original Lender Affiliate Transferees, the term Original Lender Affiliate shall include: (A) Madison Dearborn Partners, LLC and each other member of the MDCP Group; and (B) any entity which is an MDCP Fund; and

(c)
the TA Original Lenders and their Original Lender Affiliate Transferees, the term Original Lender Affiliate shall include: (A) TA Associates, Inc. and each other member of the TA Group; and (B) any entity which is a TA Fund, and with respect to any Original Lender Affiliate, the Apax Group, MDCP Group, and TA Group "subsidiary" means, with respect to any Person, each corporation or other Person with respect to which such first Person (i) owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests or (ii) has the right to appoint or remove a majority of the members of the board of directors or equivalent managing body.

“Original Lender Affiliate Transferees” means any person to whom an Original Lender or an Original Lender Affiliate transfers a Participation that is an Original Lender Affiliate of such Original Lender.

"OTH" means Orascom Telecom Holding S.A.E. a company duly organized and validly existing under the laws of the Arab Republic of Egypt, registered with the Commercial Register of Cairo under number 365751, with its registered office located at 2005A Nile City Towers, Cornish EI Nil, Ramlet Beaulac, Cairo.

"OTH2" means Orascom Telecom Media and Technology S.A.E., a company to be incorporated in the Arab Republic of Egypt, which is expected to be the transferee of assets owned by OTH pursuant to the spinoff of such assets as described in the Merger Documents.

"Participating Member State" means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

"Participation" means:

(a)
in relation to an Original Lender, the amount set opposite its name under the heading "Participation" in Schedule 1 (The Original Lenders) and the amount of any other Participation transferred to it under this Deed; and

(b)	in relation to any other Lender, the amount of any Participation transferred to it under this Deed.

to the extent not cancelled, reduced or transferred by it under this Deed.

"Party" means a party to this Deed.

"Permanent Liquid Collateral" means:

(a)
on the date of this Deed 102,363,000 (in words: one-hundred and two million three-hundred and sixty-three thousand) VimpelCom Shares (which is, for the avoidance of doubt, additional to the Interim Liquid Collateral), over which Transaction Security has been granted by the Company in accordance with this Deed and the Share Purchase Agreement; and

(b)
at any time after the date of this Deed (following a Collateral Swap involving some or all of such VimpelCom Shares) any VimpelCom Shares which are still the subject of Transaction Security and such other Liquid Securities with which such VimpelCom Shares (or the Liquid Securities substituted for them) have been substituted by way of a Collateral Swap in accordance with the terms of this Deed.

"Permitted OTH2 Transaction" means any transaction as a result of which the shares of OTH2 are acquired by OTH2 itself where the consideration for such transaction is cash and/or shares in ECMS.

"Quarter Date" means 31 March, 30 June, 30 September and 31 December in each year.

"Quarterly Report Certificate" means a certificate in accordance with the requirements of Clause 15.3 (Quarterly Report) and the condition precedent certificate relating to Secured Liabilities delivered on the Closing Date.

"Quasi-Security" has the meaning given to that term in Clause 16.5 (Negative pledge).

"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

"Relevant Jurisdiction" means, in relation to a member of the Group or the Guarantor:

(a)	its jurisdiction of incorporation (or in the case of the Guarantor, Egypt);

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

"Repeating Representations" means each of the representations set out in Clause 14.2 (Status) to Clause 14.7 (Governing law and enforcement), paragraph (c) of Clause 14.12 (No misleading information), Clause 14.13 (Security) to Clause 14.17 (Overseas companies) and Clause 14.19 (Guarantor authority) to Clause 14.23 (Immunity).

"Retiring Security Agent" has the meaning given to that term in Clause 26 (Change of Security Agent and Delegation).

"Sawiris Affiliate" means (x) Mr. Naguib Onsi Sawiris, his parents or spouse and/or any of Naguib Onsi Sawiris', his spouse's or his parents' respective direct descendants; (y) or any trust, corporation, partnership, limited liability company other entity, the beneficiaries, shareholders, partners, members, owners or persons beneficially holding a 50.1% or more controlling interest of which consists of any one or more of Mr. Naguib Onsi Sawiris and/or any such other persons referred to in clause (x).

"Secured Entity" means a member of the Group the shares of which are subject to Transaction Security.

“Secured Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever, including as principal or surety) owed to the Secured Parties (or any of them) under each of the Finance Documents by any party to a Finance Document (other than a Finance Party), together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Finance Documents or any other document evidencing or securing any such obligations and liabilities.

"Secured Parties" means each Finance Party from time to time party to this Deed and any Receiver or Delegate.

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Security Agent's Spot Rate of Exchange" means, in respect of the conversion of one currency (the "First Currency") into another currency (the "Second Currency") the Security Agent's spot rate of exchange for the purchase of the Second Currency with the First Currency in the London foreign exchange market at or about 11:00 am (London time) on a particular day.

"Security Principles" means the “Security Principles Schedule” set out in Part III of Schedule 2 of this Deed.

"Security Property" means:

(a)	the Transaction Security expressed to be granted in favour of the Security Agent as trustee for the Secured Parties and all proceeds of that Transaction Security;

(b)
all obligations expressed to be undertaken by any party to the Finance Documents (other than a Finance Party) to pay amounts in respect of the Secured Liabilities to the Security Agent as trustee for the Secured Parties and secured by the Transaction Security together with all representations and warranties expressed to be given by any party to the Finance Documents (other than a Finance Party) in favour of the Security Agent as trustee for the Secured Parties;

(c)	the Security Agent's interest in any trust created pursuant to Clause 13.9 (Deferral of Guarantor's rights); and

(d)
any other amounts or property, whether rights, entitlements, chooses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Finance Documents to hold as trustee on trust for the Secured Parties.

"Share Purchase Agreement" means the share purchase agreement relating to the sale and purchase of certain of the issued share capital of WIND TELECOM S.p.A. dated 17 March 2011 between the Sellers (as defined therein) and the Company.

"Spinco Security Documents" means Transaction Security Documents, in a form that is based on the form agreed between the Agent and the Company at the date hereof (but amended as the Agent reasonably deems necessary to account for the identity, corporate form or circumstances of the relevant parties or the regulation and practice applicable to such documents at the time of the granting of the security) being:

Name of security provider	Transaction Security Document
Lux Spinco	Egyptian law pledge over all of the shares of OTH2 transferred to Lux Spinco, as described in Clause 16.11, in favour of the Secured Parties.
Weather Investments II S.a.r.l.	Luxembourg law pledge over all of the shares held by the Company in Lux Spinco (being 100% of the issued share capital in Lux Spinco) in favour of the Secured Parties.

“Spin-off Plan A” has the meaning given to that term in the version of the SSEA delivered to the Lenders prior to the date of the Share Purchase Agreement.

“Spin-off Plan B” has the meaning given to that term in the version of the SSEA delivered to the Lenders prior to the date of the Share Purchase Agreement.

"Subsidiary" means in relation to any company, corporation or other legal entity (a "holding company"), a company, corporation or other legal entity:

(a)	which is controlled, directly or indirectly, by the holding company;

(b)	where more than half the issued share capital of such company, corporation or other legal entity is beneficially owned, directly or indirectly, by the holding company; or

(c)	which is a Subsidiary of another Subsidiary of the holding company,

and, for this purpose, a company, corporation or other legal entity shall be treated as being controlled by another if that other company, corporation or other legal entity is able to determine the composition of a majority of its board of directors or equivalent body.

"TA Funds" means any funds or partners in any limited partnership or any entity (or their respective nominees or trustees) which funds, partners or entities are, in each case, managed or advised by any entity within the TA Group or any entity which holds shares for any employee or former employees of any entity within the TA Group but, for the avoidance of doubt, shall not include any portfolio companies in which any such fund, partner, entity or the TA Group has invested from time to time.

"TA Group" means TA Associates, Inc. and any company which is a subsidiary of TA Associates, Inc., a holding company of any of those companies or a subsidiary of such holding company but, for the avoidance of doubt, shall not include any portfolio companies in which any such company or the TA Funds has invested from time to time.

"TA Original Lenders" means Weather Investors S.à r.l., Weather VI S.à r.l., Weather V S.à r.l. and Weather X S.à r.l.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Total Participations" means the aggregate of the Participations, being US$ 1,800,000,000 (in words: one billion eight hundred million) at the date of this Deed.

 "Trade Instruments" means any performance bonds or advance payment bonds  issued in respect of the obligations of any member of the Group arising in the ordinary course of trading of that member of the Group.

"Transaction Documents" means the Finance Documents, the Merger Documents and the Acquisition Documents.

"Transaction Security" means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

"Transaction Security Documents" means each of:

(a)	the Bermuda law pledge granted by the Company in connection with the Permanent Liquid Collateral and the Interim Liquid Collateral dated on or about the date of this Deed;

(b)	the New York law pledge granted by the Company in connection with the Permanent Liquid Collateral and the Interim Liquid Collateral dated on or about the date of this Deed;

(c)	from the date thereof, the Luxembourg law bank account pledges granted by the Company in connection with the Cash Collateral Account and the Distributions Account;

(d)	from the date thereof, each of the Spinco Security Documents granted by the Company and Lux Spinco,

while the same remains in force and effect in accordance with this Deed, together with any other document entered into by the Guarantor or any member of the Group with the Security Agent or in favour of the Security Agent on behalf of the Secured Parties creating or expressed to create any Security over or related obligations in respect of all or any part of its assets in respect of the obligations of the Guarantor and any of the members of the Group under any of the Finance Documents.

"Transfer Date" means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement; and

(b)	the date on which the Agent executes the relevant Assignment Agreement.

"Trapped Cash" means, where an amount of cash is required to be applied in prepayment of the Loan but, in order to be so applied, a member of the Group needs to make payments upstream or otherwise transfer moneys to another a member of the Group to effect that prepayment, where the upstreaming or transferring of the amount thereof:

(a)
would be in breach or is reasonably expected to breach a financial assistance prohibition or other legal restriction applicable to such member of the Group or causing any director or officer or legal representative of any member of the Group to breach any fiduciary duty or give rise to any material risk of personal liability of such director, officer or legal representative in relation to such payment; or

(b)
would result in or is reasonably expected to result in such member of the Group incurring a material tax cost (either as a result of paying additional Taxes or incurring tax inefficiencies or otherwise) amounting to in excess of 10% of the amount to be applied in prepayment of the Loan.

"Treasury Transactions" means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

"Unpaid Sum" means any sum due and payable but unpaid by the Company, the Guarantor or any other member of the Group under the Finance Documents.

"US" and "United States" means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

"US Dollars" and "US$" means the lawful currency from time to time of the United States.

"VAT" means value added tax levied in accordance with EU Directive 2006/112 (or any national statute or regulation implementing that directive including, without limitation, the Value Added Tax Act 1994) or any similar tax levied outside of the European Union.

"VimpelCom" means VimpelCom Ltd., a company incorporated in Bermuda.

"VimpelCom Shares" means each of the common shares of par value US$0.001  in the share capital of VimpelCom held by the Company.

"VimpelCom Transaction" has the meaning given to that term in the Share Purchase Agreement.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Deed to:

(i)
the "Agent", any "Finance Party", any "Lender", any "Party", any "Secured Party", the "Security Agent" or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	a document in "agreed form" is a document which is previously agreed in writing by or on behalf of the Company and the Agent or, if not so agreed, is in the form specified by the Agent;

(iii)
"disposal" means a sale, transfer, grant, lease, licence, waiver, deferral, forgiveness or without limitation any other disposal, whether voluntary or involuntary and whether consideration is received or not, and "dispose" will be construed accordingly;

(iv)	"assets" includes present and future properties, revenues and rights of every description;

(v)
a "Finance Document" or a "Transaction Document" or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(vi)	for the purposes of determining the "fair market value" on a Collateral Swap:

(A)
with respect to Liquid Securities, that are not debt obligations, the fair market value will be the average closing price of the relevant securities over the 15 trading days preceding the date on which the relevant valuation is made (as appropriately adjusted to take into account transactions that may in that 15 trading day period have impacted the share capital of the issuer such as share splits or regroupings, mergers, spin-offs, capital reductions, exceptional distributions) as reported for the principal exchange (referenced in the definition of Listed Securities) on which the relevant securities are traded;

(B)
with respect to Liquid Securities that are debt obligations, the fair market value will be 90% of the average closing price for trades of at least US$1,000,000 (or equivalent in other currencies) principal amount (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) of such securities over the 15 trading days preceding the date on which the relevant valuation is made as reported in composite transactions for the principal national or regional exchange on which the obligations are traded;

(C)
with respect to securities which are not listed  on an exchange the fair market value will be determined by reference to the average last-quoted bid price for the securities in the over-the-counter market on the 5 trading days preceding the date on which the relevant valuation is made as reported by Bloomberg or such other service acceptable to the Security Agent, or, if such prices are not so quoted, on the average last bid and ask prices for the securities on the 5 trading days preceding the date on which the valuation is made from at least three internationally recognised investment banking firms acceptable to the Security Agent for this purpose;

(D)
with respect to the shares of Lux SpinCo, the fair market value shall be deemed to be the fair market value of the OTH2 shares owned by it (directly or indirectly) or, if it does not (directly or indirectly) own OTH2 shares, Charged Property or other assets which are held in connection with the Secured Liabilities, the value shall be deemed to be zero;

(E)
with respect to the shares of OTH2 owned by the Company or Lux Spinco following the spin-off arrangements described in the Merger Documents disclosed to the Lenders prior to the date of the Share Purchase Agreement in relation thereto, the fair market value shall be deemed to be US$770,000,000;

(vii)
"guarantee" means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(viii)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(ix)
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(x)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xi)	a provision of law is a reference to that provision as amended or re-enacted; and

(xii)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Deed.

(d)	A Default is "continuing" if it has not been remedied or waived.

1.3	Third party rights

(a)
Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or enjoy the benefit of any term of this Deed.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Deed at any time.

SECTION 2

THE LOAN

2.	THE LOAN

2.1	The Loan

Subject to Clause 3.1 (Effective Date), in partial consideration for the transfer of shares in WIND TELECOM S.p.A. (formerly known as Weather Investments SpA) pursuant to the Share Purchase Agreement, the Lenders are hereby deemed to have made a Loan in an aggregate amount equal to the Total Participations to the Company on and subject to the terms and conditions contained in the Finance Documents and the Company covenants to repay such Loan in accordance with this Deed.

2.2	Finance Parties' rights and obligations

(a)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Guarantor or a member of the Group shall be a separate and independent debt.

(b)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

(c)
The obligations of each Finance Party under the Finance Documents are several.  Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(d)	The amount of each Lender's participation in the Loan shall be an amount equal to its Participation.

2.3	Obligors' Agent

(a)
The Guarantor and each member of the Group which is party to a Finance Document (other than the Company) (each an “Other Obligor”) by its execution of this Deed irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)
the Company on its behalf to supply all information concerning itself contemplated by this Deed to the Finance Parties and to give all notices and instructions, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by Other Obligor notwithstanding that they may affect the Other Obligor, without further reference to or the consent of that Other Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Other Obligor pursuant to the Finance Documents to the Company,

and in each case the Other Obligor shall be bound as though the Other Obligor itself had given the notices and instructions or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)
Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Company or given to the Company under any Finance Document on behalf of an Other Obligor or in connection with any Finance Document (whether or not known to any Other Obligor and whether occurring before or after such Other Obligor became a party to any Finance Document) shall be binding for all purposes on that Other Obligor as if that Other Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Company and any Other Obligor, those of the Company shall prevail.

3.	EFFECTIVENESS

3.1	Effective date

This Deed shall be effective upon the signing on the Closing Date of the notarial transfer deed contemplated in clause 5.6.3 (a) of the Share Purchase Agreement by the Original Lenders and the Company and, notwithstanding any other provision of this Deed (save for any indemnity and/or undertaking in favour of the Agent and the Security Agent including under Clause 10 (Tax Gross Up and Indemnities), Clause 11 (Indemnities), Clause 12 (Costs and Expenses) and Clause 20.9 (Lenders’ indemnity to the Agent), which shall become effective as at the date of this Deed as if the appointment of the Agent and/or Security Agent was effective at such date), no Party shall have any rights or obligations under this Deed prior to that time but on that time, each Party’s rights and obligations hereunder shall be and shall become unconditionally and fully effective.

SECTION 3

REPAYMENT AND PREPAYMENT

4.	REPAYMENT

4.1	Repayment of Loan

(a)
The Company shall make two repayment instalments of the Loan by repaying on each repayment date set out below an amount which reduces the Loan by the amount set out opposite the relevant payment date in the table below:

Repayment date	Repayment Amount (US$)

31 March 2012	US$125,000,000

31 March 2013	US$125,000,000

(b)
In addition to the obligation under paragraph (a) above, the Company shall repay all amounts outstanding under the Loan (and any other amounts outstanding under any of the Finance Documents) in full on the Final Maturity Date.

5.	ILLEGALITY AND VOLUNTARY PREPAYMENT

5.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Deed or to maintain its Participation in the Loan:

(a)	that Lender, shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Participation of that Lender will be immediately cancelled; and

(c)
the Company shall repay that Lender's Participation in the Loan within 10 Business Days after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

5.2	Voluntary prepayment of Loan

The Company may, if it gives the Agent not less than 10 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Loan.

6.	MANDATORY PREPAYMENT

6.1	Change of Control

Upon the occurrence of a Change of Control, the Loan, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable.

6.2	Mandatory Prepayments

The Company shall prepay the Loan in an amount equal to any Mobinil Proceeds received by any Mobinil Proceeds Recipient within 10 Business Days of such receipt, save that if (despite reasonable endeavours being made by the Company to avoid it) the Mobinil Proceeds constitute Trapped Cash, the Company may elect instead to procure that within such 10 Business Day period an amount equal to such Mobinil Proceeds is paid into a designated single-purpose proceeds account held by OTH2 or another member of the Group with an Acceptable Bank (details and evidence of which will be provided to the Agent) which (i) if possible (and the Company shall use reasonable endeavours to enable this to be possible, including by transferring the relevant amounts to another member of the Group if necessary) is the subject of Transaction Security; (ii) (save for Transaction Security) is and remains free from any Security or Quasi-Security and (iii) shall remain in such account (and the Company shall provide evidence to the Agent upon request to show that such Mobinil Proceeds remain in this account) until the Loan and all amounts outstanding hereunder are fully and finally paid and discharged (unless an amount equal to such proceeds is applied in prepayment of the Loan). This Clause 6.2 shall only apply if at the relevant time OTH2 is a Secured Entity.

7.	APPLICATION AND RESTRICTIONS

7.1	Application of mandatory prepayments

Any prepayment made under Clause 6.2 (Mandatory Prepayments) shall be applied in the following order:

(a)	first in prepayment of the amount of the Loan due to be repaid on the Final Maturity Date;

(b)	secondly, in prepayment of the instalment referred to in Clause 4.1(a) due to be repaid on 31 March 2013; and

(c)	thirdly, in prepayment of the instalment referred to in Clause 4.1(a) due to be repaid on 31 March 2012.

7.2	Application of voluntary prepayments

Any prepayment under Clause 5.2 (Voluntary prepayment of Loan) may be applied against the instalments of Loan directed by the Company.

7.3	Notices of Prepayment

Any notice of prepayment, authorisation or other election given by any Party under Clause 5 (Illegality and Voluntary Prepayment) shall (subject to the terms of that clause) be irrevocable and, unless a contrary indication appears in this Deed, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

7.4	Interest and other amounts

Any prepayment under this Deed shall be made together with accrued interest on the amount prepaid and without premium or penalty.

7.5	No reinstatement of Participation

No amount of the Total Participations cancelled under this Deed may be subsequently reinstated.

7.6	No reborrowing

The Company may not reborrow any amount of the Loan which is repaid or prepaid.

7.7	Agent's receipt of Notices

If the Agent receives a notice under Clause 5 (Illegality and Voluntary Prepayment), it shall promptly forward a copy of that notice or election to either the Company or the affected Lender, as appropriate.

SECTION 4

COSTS OF DEBT

8.	INTEREST

8.1	Calculation of interest

The rate of interest on the Loan is zero per cent. per annum.

8.2	Default interest

(a)
If the Guarantor or a member of the Group fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 10 per cent. per annum (increasing by two per cent. per annum every three Months thereafter up to an aggregate rate of 20 per cent. per annum and thereafter increasing by 1.25 per cent. (one and a quarter) per annum every three months during which such amount remains outstanding, subject to a maximum aggregate amount of default interest payable of 25 per cent. per annum).  Any interest accruing under this Clause 8.2 (Default interest) shall be immediately payable by the Guarantor or relevant member of the Group on demand by the Agent (and the Company shall procure such payment by such member of the Group).

(b)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each three Month period applicable to that overdue amount but will remain immediately due and payable.

(c)
The Company and the Guarantor acknowledge that the interest accruing under this Clause 8.2 represents a reasonable pre-estimate of loss and/or liquidated damages on the part of the Finance Parties and is not a penalty or to be treated as usurious in any Relevant Jurisdiction.

9.	FEES

9.1	Agency fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times and in the manner agreed in a Fee Letter.

9.2	Security Agent fee

The Company shall pay to the Security Agent (for its own account) the Security Agent fee in the amount and at the times and in the manner agreed in a Fee Letter.

SECTION 5

ADDITIONAL PAYMENT OBLIGATIONS

10.	TAX GROSS UP AND INDEMNITIES

10.1	Definitions

In this Deed:

"Protected Party" means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Tax Credit" means a credit against, relief or remission for, or repayment of, any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

"Tax Payment" means either the increase in a payment made by the Company, the Guarantor or any member of the Group under Clause 10.2 (Tax gross-up) or a payment under Clause 10.3 (Tax indemnity).

Unless a contrary indication appears, in this Clause 10 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

10.2	Tax gross-up

(a)	The Company and the Guarantor shall (and shall procure that each member of the Group shall) make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)
The Company or the Guarantor shall promptly upon becoming aware that it or a member of the Group must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly.  Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender.  If the Agent receives such notification from a Lender it shall notify the Company and the Guarantor.

(c)
If a Tax Deduction is required by law to be made by the Company, the Guarantor or any member of the Group, the amount of the payment due from the Company, the Guarantor or that member of the Group shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)
If the Company, the Guarantor or a member of the Group is required to make a Tax Deduction, the Company, the Guarantor or that member of the Group shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

10.3	Tax indemnity

(a)
The Company, failing which, the Guarantor shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)
with respect to any Tax assessed on a Finance Party (A) under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes or has a taxable permanent establishment or (B) under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 10.2 (Tax gross-up).

(c)
A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company and the Guarantor.

(d)	A Protected Party shall, on receiving a payment from the Company or the Guarantor under this Clause 10.3, notify the Agent.

10.4	Tax Credit

If the Company, the Guarantor or a member of the Group makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Company, the Guarantor or the relevant Group member (as the case may be) which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Company, the Guarantor or the relevant Group member.

10.5	Stamp taxes

The Company, failing which, the Guarantor shall pay and, within three Business Days of demand, indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

10.6	VAT

(a)
All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)
If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Subject Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT.  The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

(c)
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)
Any reference in this Clause 10.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term "representative member" to have the same meaning as in the Value Added Tax Act 1994) or the head of the relevant fiscal unity or other VAT grouping.

10.7	Place of business

The Company agrees and acknowledges that the principal place of business of each of the Original Lenders is outside of the United States of America.

11.	INDEMNITIES

11.1	Currency indemnity

(a)
If any sum due from the Company, the Guarantor or any other member of the Group under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against the Company, the Guarantor or that member of the Group; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Guarantor and the Company shall (or shall procure that a member of the Group shall as an independent obligation, within three Business Days of demand, indemnify each other Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)
The Company, the Guarantor and each other member of the Group waives (and the Company shall procure that each member of the Group shall waive) any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

11.2	Other indemnities

(a)
The Company shall (or shall procure that a member of the Group shall), within three Business Days of demand, indemnify each other Secured Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)
a failure by the Guarantor or a member of the Group to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 22 (Sharing Among the Finance Parties); or

(iii)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Company.

(b)
The Company shall (or shall procure that a member of the Group shall) promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate against any cost, loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of a Finance Party or its Affiliate) in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Finance Documents and the transactions contemplated thereunder unless such loss or liability is caused by gross negligence or wilful misconduct of the Finance Party or its Affiliate (or officer or employee of a Finance Party or its Affiliate). Any Affiliate or officer or employee of a Finance Party or its Affiliate may rely on this Clause 11.2(b) subject to Clause 1.3 (Third party rights).

11.3	Indemnity to the Agent

The Company shall (or shall procure that a member of the Group shall) promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

11.4	Indemnity to the Security Agent

(a)
The Company shall (and shall procure that each member of the Group shall) promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)	the taking, holding, protection or enforcement of the Transaction Security;

(ii)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;

(iii)	any default by the Guarantor or any member of the Group in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(iv)
which otherwise relates to any of the Security Property or the performance by the Security Agent or a Receiver and Delegate of the terms of this Deed (otherwise than as a result of its fraud, gross negligence or wilful misconduct).

(b)
The Security Agent may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 11.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it.

12.	COSTS AND EXPENSES

12.1	Transaction expenses

The Company shall (or shall procure that a member of the Group shall) promptly on demand pay the Agent, the Lenders and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, execution and perfection of:

(a)	this Deed and any other Finance Documents and ancillary documents and the Transaction Security up to a cap of US$2,000,000 (plus VAT) plus reasonably incurred, documented out-of-pocket expenses; and

(b)	any other Finance Documents executed after the date of this Deed.

12.2	Amendment costs

If (a) the Company, the Guarantor or another member of the Group requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 27.9 (Change of currency), the Company shall (or shall procure that a member of the Group shall), within three Business Days of demand, reimburse each of the Agent, the Security Agent and the Lenders for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent, the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) and the Lenders (provided that the Lenders shall not be reimbursed for fees of more than one legal firm in each relevant jurisdiction) in responding to, evaluating, negotiating or complying with that request or requirement.

12.3	Security Agent's ongoing costs

(a)
In the event of (i) a Default or (ii) the Security Agent considering it necessary or expedient or (iii) the Security Agent being requested by the Company, the Guarantor, a member of the Group or the Majority Lenders to undertake duties which the Security Agent and the Company agree to be of an exceptional nature and/or outside the scope of the normal duties of the Security Agent under the Finance Documents, the Company shall pay to the Security Agent any additional remuneration that may be agreed between them.

(b)
If the Security Agent and the Company fail to agree upon the nature of the duties or upon any additional remuneration, that dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Company or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Company) and the determination of any investment bank shall be final and binding upon the parties to this Deed.

12.4	Enforcement and preservation costs

The Company shall (or shall procure that a member of the Group shall), within three Business Days of demand, pay to each Secured Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

SECTION 6

GUARANTEE

13.	GUARANTEE AND INDEMNITY

13.1	Guarantee and indemnity

The Guarantor irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual performance by each member of the Group of all that member of the Group's obligations under the Finance Documents;

(b)
undertakes with each Finance Party that whenever a member of the Group does not pay any amount when due under or in connection with any Finance Document, that the Guarantor shall immediately on demand pay that amount as if he was the principal obligor; and

(c)
agrees with each Finance Party that if any obligation guaranteed by him is or becomes unenforceable, invalid or illegal, he will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of a member of the Group not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due.  The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 13 if the amount claimed had been recoverable on the basis of a guarantee.

13.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any member of the Group under the Finance Documents, regardless of:

(a)	any intermediate payment or discharge in whole or in part; or

(b)	the death or Incapacity of the Guarantor.

For the purposes of this Clause "Incapacity" means a condition or illness whereby a person is unable to, or by law or otherwise does not have the authority to, make decisions on his own behalf.

13.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of a member of the Group or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause 13 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

13.4	Waiver of defences

The obligations of the Guarantor under this Clause 13 will not be affected by an act, omission, matter or thing which, but for this Clause 13, would reduce, release or prejudice any of his obligations under this Clause 13 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, the Guarantor, a member of the Group or other person;

(b)	the release of the Guarantor, any member of the Group or any other person under the terms of any composition or arrangement with any creditor of the Guarantor or any member of the Group;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Guarantor or any member of the Group or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Guarantor, a member of the Group or any other person;

(e)
any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency, bankruptcy or similar proceedings.

13.5	Guarantor Intent

Without prejudice to the generality of Clause 13.4 (Waiver of Defences), the Guarantor expressly confirms that he intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility, credit or amount made available under any of the Finance Documents.

13.6	Immediate recourse

The Guarantor waives any right he may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 13.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

13.7	Guarantor's Status

For the purpose of the Egyptian Commercial Code No 17 of 1999, Guarantor represents and warrants that he is a merchant and that the execution, delivery and performance of this Deed and all the Finance Documents by the Guarantor constitute commercial acts of the Guarantor and performed for commercial purposes.

13.8	Appropriations

Until all amounts which may be or become payable by the Guarantor and the members of the Group under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor's liability under this Clause 13.

13.9	Deferral of Guarantor's rights

Until all amounts which may be or become payable by the Guarantor and the members of the Group under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantor will not exercise any rights which he may have by reason of performance by him of his obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 13:

(a)	to be indemnified by a member of the Group;

(b)	to claim any contribution from any other guarantor of any a member of the Group's obligations under the Finance Documents;

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)
to bring legal or other proceedings for an order requiring any member of the Group to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 13.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any member of the Group; and/or

(f)	to claim or prove as a creditor of any member of the Group in competition with any Finance Party.

If the Guarantor receives any benefit, payment or distribution in relation to such rights he shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the members of the Group under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 27 (Payment Mechanics).

13.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 7

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

14.	REPRESENTATIONS

14.1	General

The Company makes the representations and warranties set out in Clauses 14.2 (Status) to Clause 14.18 (Merger Documents) to each Finance Party.

The Guarantor makes the representations and warranties set out in Clause 14.19 (Guarantor authority) to Clause 14.28 (Consideration) to each Finance Party.

14.2	Status

(a)	It and each member of the Group that is party to a Finance Document is a limited liability corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each member of the Group that is party to a Finance Document has the power to own its assets and carry on its business as it is being conducted.

14.3	Binding obligations

Subject to the Legal Reservations:

(a)
the obligations expressed to be assumed by each member of the Group that is party to a Finance Document in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)
(without limiting the generality of paragraph (a) above), each Transaction Security Document to which a member of the Group is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

14.4	Non-conflict with other obligations

The entry into and performance by each member of the Group that is party to a Transaction Document of, and the transactions contemplated by, the Transaction Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to such member of the Group in any material respect;

(b)	the constitutional documents of such member of the Group; or

(c)
any agreement or instrument binding upon such member of the Group or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument to an extent or in a manner that is reasonably likely to have a Material Adverse Effect.

14.5	Power and authority

(a)
Each member of the Group that is party to a Finance Document has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

(b)
No limit on the powers of any member of the Group that is party to a Finance Document powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

14.6	Validity and admissibility in evidence

All Authorisations required:

(a)	to enable each member of the Group lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which each member of the Group is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

14.7	Governing law and enforcement

(a)	The choice of governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions.

(b)	Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

14.8	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 17.6 (Insolvency proceedings); or

(b)	creditors' process described in Clause 17.7 (Creditors' process),

has been taken or, to the knowledge of the Company, threatened in relation to a member of the Group which is party to a Finance Document; and none of the circumstances described in Clause 17.5 (Insolvency) applies to a member of the Group which is party to a Finance Document.

14.9	No filing or stamp taxes

Under the laws of its Relevant Jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

14.10	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Finance Party.

14.11	No default

(a)
No Event of Default and, on the date of this Deed and the Closing Date, no Default is continuing or is reasonably likely to result from the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)
No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or to which its assets are subject which has or is reasonably likely to have a Material Adverse Effect.

14.12	No misleading information

(a)
Save as disclosed in writing to the Agent and the Finance Parties (in any capacity) prior to the date of this Deed, any factual information (including but not limited to the Group Structure Chart) provided by, or on behalf of, the Company or a member of the Group to a Finance Party prior to or on the date of this Deed was true and accurate in all material respects (and not misleading) as at the date  it was given.

(b)
The copies of Mobinil/ECMS Shareholders' Agreement of the Mobinil Put/Call Arrangements provided to the Lenders prior to the date of the Share Purchase Areement are complete and up-to-date and do not omit any modifications or amendments material to the interests of the Lenders in the negotiation of this Deed.

(c)	The most recent financial statements delivered pursuant to Clause 15.1 (Financial statements):

(i)	have been prepared in accordance with the Accounting Principles; and

(ii)	the consolidated financial condition of the Company or, where applicable, each Secured Entity as at the end of, and consolidated results of operations for, the period to which they relate.

14.13	Security

The Transaction Security has or will have first ranking priority, it is not subject to any prior ranking or pari passu ranking Security and the Charged Property is not subject to any Security (other than the Transaction Security).

14.14	Legal and beneficial ownership

It (and each member of the Group which gives Transaction Security) is the sole legal and beneficial owner of the respective assets over which it purports to grant Security.  The VimpelCom Shares which constitute Interim Liquid Collateral and Permanent Liquid Collateral are not “Escrow Property” as defined in the Lock-up Agreement dated on or about the date of the SSEA between VimpelCom and the Company.

14.15	Shares and Affiliate Transactions

(a)
Any shares which are subject to the Transaction Security are free from any Security or Quasi Security (save for the Transaction Security), fully paid and not subject to any option to purchase or similar rights.

(b)
The constitutional documents of companies whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security.

(c)
There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of Lux Spinco other than those with the Company.

(d)
There are no transactions in effect between (i) any member of the Group and any Sawiris Affiliate which is not a member of the Group; or (ii) OTH2 (and its Subsidiaries) and any Sawiris Affiliate other than OTH2 (and any of its Subsidiaries), in each case, which are not on arm’s length terms, provided that this representation (d) shall not cause a Default unless the aggregate value of the transactions which breach this representation is greater than US$1,000,000.

14.16	Centre of main interests and establishments

For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the "Regulation"), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no "establishment" (as that term is used in Article 2(h) of the Regulations) in any other jurisdiction.

14.17	Overseas companies

It and each member of the Group that is party to a Transaction Security Document has not registered one or more "establishments" (as that term is defined in Part 1 of the Overseas Companies Regulations 2009) with the Registrar of Companies or, if it has so registered, it has provided to the Agent sufficient details to enable an accurate search against it to be undertaken by the Lenders at the Companies Registry.

14.18	Merger Documents

The Merger Documents disclosed to the Lenders prior to the date of the Share Purchase Agreement comprise all agreements entered into and to be entered into and all arrangements and understanding related to the VimpelCom Transaction between the Company and/or any of its direct or indirect shareholders on the one part and VimpelCom and/or any of its direct or indirect shareholders on the other part (other than any such agreement, arrangement or understandings that is not reasonably likely to have a material economic impact to the parties to the VimpelCom Transaction, and for the purposes of this Clause 14.18 any such impact shall be considered “material” if it is reasonably likely to have an economic impact with a value of US$25,000,000 or more), provided that a breach of this representation shall not cause an Event of Default if the Company effects payment of the liquidated damages which fall due for payment upon breach of the similar warranty under the Share Purchase Agreement within 5 Business Days of a "determined claim" where "determined claim" means a claim for breach of that warranty in respect of which liability is admitted by the party against whom such claim is brought or which has been adjudicated by the arbitral tribunal provided for in that warranty or any court of competent jurisdiction.

14.19	Guarantor authority

The Guarantor has the power and authority to execute, deliver and perform the guarantee and his other obligations under this Deed.

14.20	Legal validity

Subject to the Legal Reservations, the guarantee under this Deed constitutes the Guarantor's legal, valid and binding obligation enforceable in accordance with its terms.

14.21	Authorisations

All authorisations required in connection with the entry into, performance, validity and enforceability of the guarantee under this Deed and the transactions contemplated by the guarantee under this Deed have been obtained or effected (as appropriate) and are in full force and effect.

14.22	Pari passu ranking

The obligations of the Guarantor under the guarantee under this Deed rank and will rank at least pari passu with all his other unsecured obligations, except those mandatorily preferred by law.

14.23	Immunity

(a)
The Guarantor's execution of the guarantee under this Deed constitutes, and his exercise of his rights and performance of his obligations under the guarantee under this Deed will constitute, private and commercial acts done and performed for private and commercial purposes.

(b)
The Guarantor will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken elsewhere in relation to any Finance Documents to which he is a party.

14.24	Non-conflict

The entry into and performance by him of, and the transactions contemplated by, the guarantee under this Deed do not and will not:

(a)	conflict with any law or regulation or judicial or official order; or

(b)	conflict with any document which is binding upon the Guarantor or upon any asset of the Guarantor.

14.25	Statements by Finance Parties

In entering into the guarantee under this Deed, the Guarantor is not relying upon oral representations or statements from any Finance Party or other person inconsistent with the terms and provisions of the guarantee under this Deed or any Finance Document.

14.26	Independent advice

The Guarantor has received independent legal advice under English law and the laws of any other applicable jurisdiction as to the nature and extent of his obligations under the guarantee under this Deed.

14.27	Acting as principal

In entering into the guarantee under this Deed, the Guarantor is acting as principal and for his own account and not as agent or trustee or in any other capacity for any third party.

14.28	Consideration

(a)	The Guarantor has received (and acknowledges receipt of) good and valuable consideration for his entry into the guarantee under this Deed.

(b)
The Guarantor acknowledges and represents that the transaction and other matters governed by the Transaction Documents (including but not limited to the guarantee set out in Clause 13 (Guarantee and Indemnity) and the payment of interest under Clause 8 (Interest) is a commercial transaction and that he is a merchant for all purposes of Egyptian Law and that the Lenders are considered by him to be merchants for all purposes of Egyptian law.

14.29	Times when representations made

(a)	All the representations and warranties in this Clause 14 are made by the Company and the Guarantor, as applicable, on the date of this Deed.

(b)	All the representations and warranties in this Clause 14 are deemed to be made by the Company and the Guarantor, as applicable, on the Closing Date.

(c)	The Repeating Representations are deemed to be made by the Company and the Guarantor on every Quarter Date and on any date when Transaction Security is granted.

(d)
Each representation or warranty deemed to be made after the date of this Deed shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

15.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 15 remain in force from the date of this Deed for so long as any amount is outstanding under the Finance Documents.

In this Clause 15, "Annual Financial Statements" means the financial statements for a Financial Year delivered pursuant to paragraphs (a) and (b) of Clause 15.1 (Financial statements).

15.1	Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders as soon as they are available, but in any event within 180 days after the end of its Financial Year ending 31 December 2011 and within 120 days after the end of each of its Financial Years thereafter:

(a)	its audited consolidated financial statements for that Financial Year; and

(b)	the audited financial statements (consolidated if available) of each Secured Entity for that Financial Year.

15.2	Requirements as to financial statements

(a)	The Company shall procure that each set of Annual Financial Statements includes a balance sheet, profit and loss account and cashflow statement.

(b)	The Company shall procure that each set of Annual Financial Statements shall be audited by a “big four” accounting firm.

15.3	Quarterly Report

(a)
The Company shall supply to the Agent a certificate signed by a director of the Company (in a form which is satisfactory to the Agent (acting reasonably)) within 15 Business Days after each Quarter Date which:

(i)	confirms that no Default has occurred or is continuing;

(ii)
sets out the value of the Company's assets broken down into five asset-type categories (i.e. equity interests in public companies (VimpelCom and non-VimpelCom) private companies, debt obligations, cash and Cash Equivalent Investments, and other assets);

(iii)	sets out the amount of the liabilities of the Company broken down into (a) bonds and loans and (b) other liabilities; and

(iv)
sets out the amount of any Distribution or payment described in Clause 16.6 (Transactions with Affiliates and Distributions) made by any member of the Group to any direct or indirect shareholder of the Company or any direct or indirect shareholder of any Subsidiary of the Company (other than any non-Sawiris Affiliate which is a direct or indirect shareholder of  OTH2 while it is a public company and has more than 10% of non-Sawiris Affiliate shareholders) or any Sawiris Affiliate, in each case which is not a member of the Group, (and explains the basis on which such Distribution or payment is permitted pursuant to Clause 16.6 (Transactions with Affiliates and Distributions) since the last Quarterly Report.

15.4	Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	promptly upon becoming aware of the same, details of any disposal, receipt or any other event or circumstance which will trigger a prepayment under Clause 6.2 (Mandatory Prepayments);

(b)	promptly, such information as the Security Agent may reasonably request about the Charged Property and compliance of the members of the Group with the terms of any Transaction Security Documents; and

(c)
promptly on request, such further information regarding the financial condition, assets and operations of the Guarantor, the Company and each Secured Entity (and its Subsidiaries) as any Finance Party may reasonably request.

15.5	Access to Auditors

(a)
If (or if the Agent suspects that) a Default is continuing and the Agent wishes to discuss the financial position of any member of the Group with the Company's auditors, the Agent may notify the Company, stating the questions or issues which the Agent wishes to discuss with the auditors.  In this event, the Company must ensure that the auditors are authorised (at the expense of the Company):

(i)	to discuss the financial position of each member of the Group with the Agent on request from the Agent; and

(ii)	to disclose to the Agent for the Finance Parties any information which the Agent may reasonably request.

15.6	Notification of default

(a)	The Company shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)
Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

15.7	"Know your customer" checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Deed;

(ii)	any change in the status of a member of the Group or the composition of the shareholders of a member of the Group after the date of this Deed; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Deed to a party that is not a Lender prior to such assignment or transfer,

obliges any Finance Party (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall procure that each member of the Group shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

15.8	Access to Management

(a)	Each Original Lender Affiliate may enforce the terms of Clause 15 in respect of a Lender that it controls under the Third Parties Act.

(b)
Each Lender shall have the right (during normal business hours and upon giving reasonable notice) to discuss, and provide advice with respect to, the business operations, properties and financial and other conditions of the Company with the Company's officers, employees and directors and the right to consult with and advise the Company's senior management on matters materially affecting the business and affairs of the Company.

16.	UNDERTAKINGS

The undertakings in this Clause 16 remain in force from the date of this Deed for so long as any amount is outstanding under the Finance Documents.

16.1	Authorisations

The Company shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	after a request from the Agent, supply certified copies to the Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Finance Documents and the Acquisition Documents;

(ii)	ensure, subject to the Legal Reservations, the legality, validity, enforceability or admissibility in evidence of any Finance Document or Acquisition Document; and

(iii)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

16.2	Compliance with laws

(a)	The Company shall comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

(b)	The Company shall not change its residence for Tax purposes and shall remain solely resident for Tax purposes in Luxembourg.

16.3	Merger

The Company shall not (and shall procure that no member of the Group which has granted Transaction Security or whose shares are subject to Transaction Security shall) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction (other than for the avoidance of doubt, the Permitted OTH2 Transaction).

16.4	Holding Company

(a)
The Company shall only perform the operations of a holding company and specifically, without limitation, it shall not trade, carry on any business, own or dispose of any assets or incur any liabilities (actual or contingent) except for:

(i)	ownership and disposal of financial investments including investments in private companies;

(ii)	the making available, granting or incurrence of Financial Indebtedness;

(iii)	the incurrence of any liabilities under the Merger Documents to which it is a party;

(iv)	the payment of Distributions provided permitted in compliance with Clause 16.6 (Transactions with Affiliates and Distributions);

(v)	the provision of procurement, advisory and management services;

(vi)	any assets or liabilities acquired or incurred in connection with the transactions referred to in paragraphs (i), (ii) and (v);

(vii)	pursuant to transactions permitted pursuant to Clause 16.6 (Transactions with Affiliates and Distributions); and

(viii)
the incurrence of professional fees and administration costs (including rent and salaries (but subject always to Clause 16.6)) in the ordinary course of business as a holding company and payments in respect thereof, provided that these do not exceed US$200,000,000 in aggregate prior to the Final Maturity Date.

(b)
For so long as it is a Secured Entity Lux Spinco shall only perform the operations of a holding company and specifically, without limitation, it shall not trade, carry on any business, own or dispose of any assets or incur any liabilities (actual or contingent) except for:

(i)	ownership of stock or shares;

(ii)	intra-Group debit balances, intra-Group credit balances and other credit balances in bank accounts, cash and Cash Equivalent Investments; and

(iii)
the incurrence of professional fees and administration costs in the ordinary course of business as a holding company and payments in respect thereof, provided that these do not exceed US$1,000,000 per annum.

16.5	Negative pledge

(a)	In this Clause 16.5, "Quasi-Security" means an arrangement or transaction described in paragraph (a)(ii) below.

(b)

(i)
The Company shall not (and shall ensure that each member of the Group which grants Transaction Security will not) create or permit to subsist any Security over the Charged Property (other than the Transaction Security); and

(ii)	The Company shall not (and shall ensure that each member of the Group which grants Transaction Security will not):

(A)	enter into any arrangement under which money or the benefit of a bank or other account which comprises Charged Property may be applied, set-off or made subject to a combination of accounts; or

(B)	enter into any other preferential arrangement having a similar effect in respect of Charged Property

(c)
The Company shall not (and the Company shall ensure that no other member of the Group which grants Transaction Security will) enter into a single transaction or a series of transactions (whether related or not) to dispose of any Charged Property.

If the Company shall request that any Transaction Security Document be amended to permit the Company to enter into hedging arrangements with respect to Charged Property, the Lenders shall consider such request in good faith, provided that for the avoidance of doubt each Lender shall have full and absolute sole discretion (without any requirement to provide reasons) to vote in favour or refuse such request and a failure to respond shall not be deemed a consent to such a request.

16.6	Transactions with Affiliates and Distributions

(a)
The Company shall not (and the Company shall ensure no member of the Group will) enter into any transaction, agreement or other arrangement (including a variation, renewal or extension of an existing transaction, agreement or other arrangement) with any Sawiris Affiliate which is not a member of the Group or with any direct or indirect shareholder of a member of the Group (other than with a non-Sawiris Affiliate which is a direct or indirect shareholder of OTH2 while it is a public company and other than with another member of the Group), in each case whether directly or via one or more other persons, except if it is:

(i)
on arm's length terms and for at least (from the Group's perspective) full market value and, in respect of transactions (or a series of related transactions) with a value in excess of US$50,000,000 (or the equivalent in other currencies) a valuation or fairness opinion letter issued by a “big four” auditor or a leading investment bank is delivered to the Agent at the time of the transaction;

(ii)
on terms such that the consideration payable to a member of the Group is delivered to that member of the Group on or before the date that the member of the Group delivered the consideration due from it; and

(iii)	not prohibited under the other provisions of this Clause 16.6,

and to demonstrate compliance with this provision the Company shall deliver a certificate to the Agent at the time of the relevant transaction signed by a director of the Company explaining how the exceptions in paragraphs (i), (ii) and (iii) are satisfied upon the entry into (or variation, renewal or extension) of each relevant transaction, agreement or other arrangement.

(b)	The Company shall not:

(i)
declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital) or any payments in lieu of any dividend or distribution;

(ii)	repay or distribute any dividend or share premium reserve;

(iii)
pay any cash or cash equivalent amount to (or to any other person to the order of or for the benefit of) any of its direct or indirect shareholders or any other Sawiris Affiliate that is not a member of the Group (including without limitation if such payment is in the nature of a loan, the repayment of a loan, a payment for services and a payment of management, monitoring, service or directors' fees, charges or other compensation, provided that the Company may pay directors fees and salaries not exceeding US$2,000,000 per year in aggregate), and the Company shall not guarantee any obligation of or waive any obligation of any such person to the Company; or

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so,

(each a "Distribution") unless it delivers a certificate to the Agent no less than 5 Business Days prior to making such Distribution demonstrating that (A) there is no Default and no Default would be caused by the making of the Distribution and (B) that the Distribution, when taken with other Distributions made in any consecutive 12 month period (the first of which starts on the date of this Deed) does not exceed the aggregate amount of ordinary dividends (but not for the avoidance of doubt extraordinary or special dividends arising, for example, and without limitation as a result of a decision to distribute the proceeds of asset sales or of the incurrence of indebtedness) received by it from VimpelCom in respect of its VimpelCom Shares in such period minus US$125,000,000 (in each such period).

(c)
Notwithstanding paragraph (b) above, if the Company has not received ordinary dividends from VimpelCom in a consecutive 12 month period referred to in paragraph (b), provided that no Default is continuing or would be caused thereby, it shall be permitted to make Distributions to or for the benefit of any of its direct or indirect shareholders or any other Sawiris Affiliate that is not a member of the Group up to a maximum aggregate amount in such 12 month period of US$35,000,000.

(d)	This Clause 16.6 shall not prohibit the entry into or making of any payment under any Existing Affiliate Transaction.

(e)
The Company shall ensure that none of its Subsidiaries shall pay any cash or cash equivalent amount to (or to any other person to the order of) any of its or the Company’s direct or indirect shareholders or any other Sawiris Affiliate that is not a member of the Group (including without limitation if such payment is in the nature of a loan, the repayment of a loan, a payment for services, a payment of management, monitoring, service or directors' fees, charges or other compensation, but provided that such Subsidiaries of the Company shall be permitted to make payments to such persons if (A) such persons are businesses engaging in their ordinary course of day to day business, (B) the transactions pursuant to which the payments are made are entered into in the ordinary course of the day to day trading business of the relevant member of the Group (and are for the avoidance of doubt not business acquisitions), (C) the transactions comply with the conditions in paragraph (a) (i) and (ii) above (including having been disclosed to the Agent)) and (D) those transactions and payments are consistent with the conduct of such business by the relevant member of the Group with non-affiliated parties prior to the date of this Deed), and the Company shall ensure that none of its Subsidiaries shall guarantee any obligation of or waive any obligation of any such person to any Subsidiary of the Company, provided that:

(i)
subject to paragraph (ii) below, for the avoidance of doubt the transactions under which payments are permitted by this paragraph (e) shall need also to comply with the requirements of paragraphs (i) and (ii) of Clause 16.6(a); and

(ii)
this paragraph (e) shall not restrict OTH2 from paying any amount to any direct or indirect shareholder who is not a Sawiris Affiliate while it remains a publicly listed company on the same exchange as OTH is listed on the date of this Deed with at least 10% of its shareholders being non-Sawiris Affiliates.

(f)
At any time that OTH2 is a Secured Entity, the Company shall ensure that OTH2 does not and no Subsidiary of OTH2 will enter into any transaction, agreement or other arrangement (including a variation, renewal or extension of an existing transaction, agreement or other arrangement) with any Sawiris Affiliate which is not the Company, OTH2 or an OTH2 Subsidiary (whether directly or via one or more persons) except if it is:

(i)
on arm’s length terms and for at least (from OTH2’s perspective) full market value and, in respect of transactions (or a series of related transactions) with a value in excess of US$50,000,000 (or the equivalent in other currencies) a valuation or fairness opinion letter issued by a “big four” auditor or a leading investment bank is delivered to the Agent at the time of the transaction;

(ii)	on terms such that the consideration payable to OTH2 is delivered to OTH2 on or before the date that OTH2 delivered the consideration due from it; and

(iii)	not prohibited under the other provisions of this Clause 16.6,

and to demonstrate compliance with this provision the Company shall deliver a certificate to the Agent signed by a director of the Company explaining how the exceptions in paragraphs (i), (ii) and (iii) are satisfied upon the entry into (or a variation, renewal or extension of an existing transaction, agreement or other arrangement) of each relevant transaction, agreement or other arrangement.

16.7	No putting assets beyond reach

The Company and the Guarantor shall not (and the Company will procure that each member of the Group shall not) at any time enter into any transaction if one of the purposes (or, at any time when the Lenders believe that a Default may be continuing or occur, the Lenders believe that the likely effect) of such transaction is:

(a)	to put assets beyond the reach of the Finance Parties; or

(b)	to otherwise prejudice the interests of the Finance Parties.

16.8	Charged Property Collateral Swaps

(a)
The Company may by notice in writing to the Security Agent request that any securities which comprise Charged Property be released from the Transaction Security if the Company, in the same notice, also offers to supplement the Charged Property by giving Security over substitute Liquid Securities owned by the Company.

(b)
Following receipt of the notice referred to in paragraph (a) above, if the Security Agent, having taken such legal advice as it considers appropriate (the cost of which shall be for the account of the Company), is satisfied that:

(i)	no Default is outstanding (other than in circumstances where such Default will be cured by the Collateral Swap) or would result from the Collateral Swap;

(ii)
the Liquid Securities which are offered as substitute collateral have a fair market value on the date of the Collateral Swap at least equal to the fair market value of the assets which are requested to be released (as verified, with calculations provided, in the notice referred to in paragraph (a) above);

(iii)
the Security (and the terms of the documentation governing the Security) which will be established over the proposed substitute Liquid Securities will provide at least equal protection to the Secured Parties compared to that which is enjoyed by the Security Agent over the securities which are requested to be released;

(iv)
no later than the time of release of the collateral to be released, the Company will establish fully perfected, first ranking and exclusive Security over the relevant Liquid Securities pursuant to such security and ancillary documentation (including for the avoidance of doubt control agreements with any banks or other intermediaries holding any cash or securities) as the Security Agent deems appropriate and the Finance Parties will receive such customary documentary evidence of the effectiveness of such Security and ancillary documentation as the Security Agent requires; and

(v)
there are no other factors that relate to the qualities of such Liquid Securities as collateral (including but without limitation factors relating to the jurisdiction of incorporation of the issuer of, or the relevant exchange on which, such substitute Liquid Securities are issued or the constitutive documents of the issuer), in each case that have the effect of making the relevant Liquid Securities which are proposed to be given as substitute collateral materially less favourable to the Secured Parties as holders of the collateral than the Liquid Securities being swapped (except that, for the avoidance of doubt, this sub-clause (v) shall not apply to VimpelCom Shares), then the Security Agent shall accept the substitute Liquid Securities as Charged Property and release the Liquid Securities specified in the notice referred to in paragraph (a) above.

16.9	Further assurance

(a)
The Company shall (and the Company shall procure that each member of the Group which has granted Transaction Security or whose shares are subject to Transaction Security will) at its own cost, promptly on the Agent's or Security Agent's request, execute any deed or document (in such form as the Security Agent may reasonably require) and take any action reasonably required by the Agent or the Security Agent in respect of or in connection with the Transaction Security, including but without limitation:

(i)
to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)
to confer on the Security Agent or confer on the Finance Parties Security over any property and assets of that member of the Group located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)
The Guarantor shall, at its own cost, promptly on the Agent’s or Security Agent’s request, execute any deed or document (in such form as the Security Agent may reasonably require) and take any action reasonably required by the Agent or the Security Agent in respect of or in connection with the validity or enforceability of the guarantee of the Guarantor under Clause 13 (Guarantee and Indemnity).

(c)
The Company shall (and the Company shall procure that each member of the Group which has granted Transaction Security or whose shares are subject to Transaction Security shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

(d)	The Company shall, if OTH2 is a Secured Entity:

(i)
use all reasonable endeavours to procure from OTH2 at such time as the Company becomes able to do so (whether due to increasing its indirect shareholding in OTH2 or otherwise), that OTH2 will provide to the Lenders such Transaction Security and associated documentation as the Security Agent shall reasonably request, each in form and substance satisfactory to the Security Agent (acting reasonably), in respect of the rights and interests under the Mobinil Put/Call Arrangements and any shares which are the subject thereof (including first ranking security over the Mobinil Put/Call Arrangements and any future Mobinil Proceeds);

(ii)
use all reasonable endeavours to procure a power of attorney from OTH2 in favour of the Security Agent (on behalf of the Secured Parties) in form and substance satisfactory to the Security Agent (acting reasonably), in order to be able to exercise all rights held by OTH2 with respect to the Mobinil Put/Call Arrangements following an Event of Default; and

(iii)
in any case, procure a power of attorney from Lux Spinco with respect to its rights as a shareholder of OTH2, in form and substance satisfactory to the Security Agent (acting reasonably), and shall use all reasonable endeavours to do such things (and to procure that each other member of the Group do such things) requested by the Security Agent (acting reasonably) to enable the Security Agent to (on behalf of the Secured Parties) exercise all rights held by OTH2 with respect to the Mobinil Put/Call Arrangements following an Event of Default,

(and for the avoidance of doubt any power of attorney described in paragraphs (ii) and (iii) above shall be a Finance Document).

(e)
The Company shall (and the Company shall procure that each member of the Group shall) ensure that to the extent additional shares in a Secured Entity are issued to a member of the Group, immediately upon such issue, such shares become subject to Transaction Security.

(f)
The Company shall, within 30 days of the date hereof, establish a Cash Collateral Account and Transaction Security and ancillary documentation in respect thereof as envisaged in the definition of Cash Collateral Account.

(g)	The Company shall:

(i)	within 30 days of the date hereof, establish a Distributions Account;

(ii)	ensure that all dividends, distributions, interest, fees and any other payments received in respect of Charged Property are directly paid into the Distributions Account;

(iii)
deliver to each issuer (or other relevant entity that makes payments thereon or, in respect of cash, any account bank with which such cash is held) of securities or instruments constituting Charged Property, within 10 days of the date on which such securities, instruments or cash become Charged Property, an irrevocable instruction to pay any and all dividends, distributions, interest, fees and any other payments received on such Charged Property to the Distributions Account;

(iv)	within 30 days of the date hereof, deliver to the Security Agent:

(A)
a deposit account pledge agreement executed by the Company and the Security Agent (the “Distributions Account Pledge”) establishing Transaction Security over the Distributions Account and the assets held therein consistent with the Security Principles and in a form acceptable to the Security Agent (acting reasonably); and

(B)
a copy of a notice executed by the Company sent to the account bank of the Distributions Account (and acknowledged and agreed to by such account bank) notifying it of the Distributions Account Pledge and conferring upon the Security Agent exclusive rights to operate and deal with the Distributions Account (and blocking the ability of the Company to make withdrawals) following an Enforcement Event.

16.10	"Know your customer" requirements

The Company and the Guarantor must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable "know your customer" requirements.

16.11	Spinco related collateral swap

(a)
At the time when, pursuant to OTH Spinoff Plan B, the Company receives cash in an amount equal to US$770,000,000 ("Orascom Cash") or, pursuant to Spin-off Plan A, it (or Lux Spinco as its designee) receives a 51.67% shareholding in OTH2 (after the Orascom Assets have been spun-off into OTH2 as set out in such Spin-off Plan A) (the “Orascom Shares”) from VimpelCom, then (so long as no Default is continuing or would result from the release of Transaction Security contemplated below):

(i)
if the Company receives the Orascom Cash it may immediately transfer an amount equal to such cash to the Cash Collateral Account. Upon receipt of an amount equal to the Orascom Cash in the Cash Collateral Account and the delivery by the Company of all the documents and evidence set out in Part I of Schedule 2 (Conditions Precedent Documents) to the Agent in form and substance satisfactory to the Agent (acting reasonably), the Security Agent will promptly release the Transaction Security granted over the Interim Liquid Collateral; and

(ii)
if the Company (or Lux Spinco as its designee) receives the Orascom Shares it may notify the Security Agent that it wishes to establish Transaction Security over the Orascom Shares as follows: (i) by granting a share pledge over 100% of the shares of Lux Spinco (a direct wholly-owned Subsidiary of the Company) and (ii) by procuring the granting of a share pledge by Lux Spinco over all the Orascom Shares as set out in the Spin-off Plan A.  Upon such an offer being made, the Security Agent shall use its reasonable endeavours promptly to procure the production of Spinco Security Documents materially consistent with the terms of the applicable forms of Transaction Security Documents that have been negotiated prior to the date of this Deed and judged by the Security Agent to be consistent with the Security Principles and then current regulation and practice and shall not unreasonably refuse to enter into (or delay the entering into of) Transaction Security Documents on the basis of such documents.  Upon the establishment of perfected Transaction Security over the Orascom Shares and all shares issued by Lux Spinco and the delivery by the Company of all the documents and evidence set out in Part II of Schedule 2 (Conditions Precedent Documents) to the Agent in a form and substance satisfactory to the Agent (acting reasonably), the Security Agent will promptly release the Transaction Security granted over the Interim Liquid Collateral (provided that the Orascom Assets owned by OTH2 are as set out in the spin-off plans dated 20 December 2010, scheduled to the SSEA and disclosed to the Lenders prior to the date of the Share Purchase Agreement), provided that, for the avoidance of doubt, unless and until either (A) the Orascom Cash or (B) the Orascom Shares and all shares issued by Lux Spinco are the subject of perfected Transaction Security and the conditions set out in paragraphs (i) or (ii) above (as applicable), are satisfied, the Interim Liquid Collateral shall remain the subject of Transaction Security under the Transaction Security Documents.

(b)
Following the receipt by the Company of the Orascom Shares and any establishment of Transaction Security over the Orascom Shares following a request of the Company pursuant to Clause 16.11(a)(ii) above, the Company shall (and the Company shall procure that each member of the Group shall) at all times that Lux Spinco and OTH2 are Secured Entities ensure that:

(i)	Lux Spinco is a wholly owned Subsidiary of the Company; and

(ii)	Lux Spinco holds at least 51.67% of all of the issued shares of OTH2 (giving a commensurate percentage of the economic returns and voting rights in OTH2),

and in each case that all of the shares held by the Company in Lux Spinco and all of the shares held by Lux Spinco in OTH2 are subject to perfected first ranking and exclusive Transaction Security, provided that in relation to the shares held in OTH2 there shall be no obligation to provide Transaction Security over:

(A) shares acquired by the Company or Lux Spinco in OTH2 in a transaction that is unconnected with the spinoff of the Orascom Shares (ie shares which are additional to the Orascom Shares), though for the avoidance of doubt the Company or Lux Spinco shall be obliged to provide Transaction Security over any securities or other assets which it obtains as the result of a share split, bonus issue, dividend in specie or similar event concerning the OTH2 shares which form part of the Orascom Shares and/or the Transaction Security; and

(B) OTH2 shares which are bought back as part of any Permitted OTH2 Transaction, provided that following such Permitted OTH2 Transaction, the OTH2 shares bought back by OTH2 will be cancelled as soon as reasonably practicable and that at least 51.67% of all the issued shares of OTH2 (giving a commensurate percentage of the economic returns and voting rights in OTH2) always continue to be the subject of Transaction Security.

16.12	Merger Documents and Mobinil Shareholders Agreement

(a)
No member of the Group shall amend, vary, novate, supplement, supersede, waive or terminate any term of the Merger Documents in the form disclosed to the Lenders prior to the date of this Deed except in a way which could not reasonably be expected to materially and adversely affect the interests of the Lenders.

(b)
The Company shall promptly supply to the Agent a copy of any document evidencing any of the matters referred to in paragraph (a) above (irrespective of whether they could be reasonably be expected to materially and adversely affect the interests of the Lenders).

(c)
No member of the Group shall amend, vary, novate, supplement, supersede, waive or terminate any term of the Mobinil/ECMS Shareholders Agreement in a way which could adversely affect OTH2’s rights and interests in respect of the Mobinil Put/ Call Arrangements.

(d)
The Company shall make a Demand (as defined in the Registration Rights Agreement between the Company and VimpelCom) under the Registration Rights Agreement for the registration of the VimpelCom Shares which are Charged Property within the six month period following the expiry of six months from the date of this Deed.

17.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 17 is an Event of Default (save for Clause 17.15 (Acceleration)).

17.1	Non-payment

The Company or the Guarantor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless its failure to pay is caused by administrative or technical error and payment is made within three Business Days of its due date.

17.2	Other obligations

(a)	The Company or the Guarantor does not comply with any provision of the Finance Documents (other than those referred to in Clause 17.1 (Non-payment)).

(b)
No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of (i) the Agent giving notice to the Company or the Guarantor and (ii) the Company or the Guarantor becoming aware of the failure to comply.

17.3	Misrepresentation

Any representation or statement made or deemed to be made by the Company or the Guarantor in the Finance Documents is or proves to have been incorrect or misleading when made or deemed to be made unless the underlying circumstances (if capable of remedy) are remedied within 15 Business Days after the earlier of the Agent giving notice to the Company or the Guarantor and the Company or the Guarantor becoming aware of the misrepresentation.

17.4	Cross default

(a)	Any Financial Indebtedness of the Guarantor or the Company is not paid when due nor within any originally applicable grace period.

(b)
Any Financial Indebtedness of the Guarantor or the Company is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)
Any commitment for any Financial Indebtedness of the Guarantor or the Company is cancelled or suspended by a creditor of the Guarantor or the Company as a result of an event of default (however described).

(d)
Any creditor of the Guarantor or the Company becomes entitled to declare any Financial Indebtedness of the Guarantor or the Company due and payable prior to its specified maturity as a result of an event of default (however described).

(e)
No Event of Default will occur under this Clause 17.4 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above in respect of the Guarantor or the Company is less than US$50,000,000 (or its equivalent in any other currency or currencies).

17.5	Insolvency

(a)
The Company is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	A moratorium is declared in respect of any indebtedness of the Company. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

17.6	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Company;

(ii)	a composition, compromise, assignment or arrangement with any creditor of the Company;

(iii)
the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Company or any of its assets having an aggregate value in excess of US$50,000,000 (or its equivalent in any other currency or currencies); or

(iv)	enforcement of any Security over any assets of the Company having an aggregate value in excess of US$50,000,000 (or its equivalent in any other currency or currencies),

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 30 days of commencement.

17.7	Creditors' process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of the Guarantor or the Company having an aggregate value of US$50,000,000 (or its equivalent in any other currency or currencies) and is not discharged within 30 days.

17.8	Unlawfulness and invalidity

(a)
It is or becomes unlawful for the Company, the Guarantor or a member of the Group that is party to a Finance Document to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective.

(b)
Any obligation or obligations of the Company or the Guarantor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Finance Parties under the Finance Documents.

(c)
Any Finance Document ceases to be in full force and effect or any Transaction Security (subject to the Legal Reservations) ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

17.9	Audit qualification

The auditors of the Company qualify the audited annual consolidated financial statements of the Company with respect to the Company's ability to continue as a going concern.

17.10	Expropriation

The authority or ability of the Company or the Guarantor to conduct its business or dispose of its assets is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction, court order or other order or action by or on behalf of any governmental, judicial, regulatory or other authority or other person in relation to the Company or the Guarantor or any of their respective assets.

17.11	Repudiation and rescission of agreements

The Company or the Guarantor that is party to a Transaction Document rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

17.12	Material adverse change

Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

17.13	Liquid Securities

(a)	At any time that shares or other securities in VimpelCom are Charged Property, VimpelCom ceases to be listed on the New York Stock Exchange, save that if:

(i)	the Company has made a Demand (as defined in the Registration Rights Agreement between the Company and VimpelCom); and

(ii)	the Security Agent (acting reasonably) is satisfied that a re-listing on the New York Stock Exchange is likely to result from such Demand,

there shall be no Event of Default until the earlier of 180 days after the date of such Demand and 30 days after the date by which VimpelCom would be required to effect a registration of VimpelCom Shares pursuant to such Demand.

(b)	Any securities held by the Company which are Liquid Securities (other than VimpelCom Shares) that comprise Charged Property:

(i)	cease to be listed on an exchange which would enable them to qualify as Liquid Securities under paragraph (i) of the definition thereof;

(ii)	become subject to a rating downgrade within 5 Business Days of becoming Charged Property; or

(iii)	go on negative creditwatch within 5 Business Days of becoming Charged Property,

provided that an Event of Default under this Clause 17.14(b) shall not occur if such securities are substituted pursuant to a Collateral Swap within 3 Business Days of the relevant event occurring.

(c)
The Company (or a director of VimpelCom appointed by the Company, unless he or she is obliged to do so due to fiduciary duties) votes in favour of any resolution to delist VimpelCom from the New York Stock Exchange.

(d)
The Company fails to apply an amount equal to all compensation or consideration received in respect of the delisting of any VimpelCom Shares that are Charged Property in prepayment of the Loan or to supplement the Charged Property by putting an amount equal to such compensation or consideration into a Cash Collateral Account within 5 Business Days of receipt.

17.14	Events or circumstances affecting the Guarantor

(a)	A petition is presented, or an order is made, for the Guarantor's bankruptcy or insolvency.

(b)	An application to a court, authority or regulatory body whereby the Guarantor intends to make a proposal to his creditors in respect of any voluntary arrangement.

(c)	The Guarantor makes an individual voluntary arrangement with his creditors on agreed terms.

(d)	The Guarantor convenes a meeting of his creditors or takes any other steps with a view to making an arrangement or composition in satisfaction of his creditors generally.

(e)	The Guarantor is unable to pay his debts as they fall due.

(f)
Any encumbrancer takes possession of, or a receiver is appointed over or in relation to, all or any part of the Guarantor's assets having an aggregate value of at least US$50,000,000 (or its equivalent in other currencies).

(g)	The happening in relation to a Guarantor of any event analogous to any of the above in any jurisdiction in which he is resident, carries on business or has assets.

(h)
The Guarantor dies or by reason of illness or incapacity (whether mental or physical), becomes or is likely to become incapable of managing his own affairs and upon such event his estate is not controlled by or for the benefit of persons falling within paragraph (x) of the definition of Sawiris Affiliate.

(i)
The Guarantor fails within 15 days of the date of this Deed to personally execute a deed poll in such form as is reasonably requested by the Agent by way of confirmation of his obligations under this Deed before a notary in London selected by the Agent and in the presence of the Guarantor’s English solicitor who has advised him on such obligations (and who will confirm that he has explained such obligations to the Guarantor) and such representatives of the Agent and the Lenders as the Agent shall specify and to provide such assurances and confirmations and to cooperate in such a manner in connection therewith as reasonably requested by the Agent consistent with a customary notarial execution in London for such transactions.  The notarised document will be legalised by the Egyptian Consulate in London.

17.15	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)	cancel the Total Participations at which time they shall immediately be cancelled;

(b)
declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(c)	declare that all or part of the Loan be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

(d)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents; and/or

(e)
if OTH2 is a Secured Entity, require or direct the Security Agent to exercise such rights as it may have with respect to the put option of the relevant member of the Group and for any Mobinil Put Proceeds to be applied in prepayment of the Loan in accordance with Clause 6.2 (Mandatory Prepayments).

SECTION 8

CHANGES TO PARTIES

18.	CHANGES TO THE LENDERS

18.1	Assignments by the Lenders

Subject to this Clause 18, a Lender (the "Existing Lender") may assign any of its rights under any Finance Document to any bank or financial institution or to a trust, fund or other entity (the "New Lender").

For the purpose of Articles 1278 et seq. of the Luxembourg Civil Code and any other relevant legal provisions, to the extent required under applicable law and without prejudice to any other terms hereof or of any other Finance Documents and in particular Clause 18 hereof, the Finance Parties and the Security Agent hereby expressly agree that the Transaction Security (and the Guarantor hereby expressly agrees that the guarantee provided under Clause 13 (Guarantee and Indemnity)) shall be preserved in case of assignment, novation, amendment or any other transfer of any rights or obligations arising under the Finance Documents.

18.2	Conditions of assignment or transfer

(a)
An Existing Lender must obtain the prior consent of the Company before it may make an assignment in accordance with this Clause 18 unless an assignment is to (i) another Lender or an Affiliate of a Lender (ii) if the Existing Lender is a fund, to a fund which is a Related Fund of the Existing Lender or (iii) made at a time when an Event of Default is continuing.

(b)	An assignment will only be effective on:

(i)
receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender;

(ii)	the procedure set out in Clause 18.5 (Procedure for assignment) is complied with; and

(iii)
the performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(c)
If a Lender assigns any of its rights or obligations under the Finance Documents or changes its Facility Office and as a result of circumstances existing at the date the assignment or change occurs, the Company, the Guarantor or a member of the Group would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 10 (Tax gross-up and Indemnities), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under that clause to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment or change had not occurred.

(d)
Each New Lender, by executing the relevant Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Deed on or prior to the date on which the  assignment becomes effective in accordance with this Deed and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

18.3	Assignment fee

Unless the Agent otherwise agrees (and save in respect of up to 12 assignments by the Original Lenders to Affiliates or Related Funds), each New Lender shall on the date upon which an assignment takes effect pay to the Agent (for its own account) a fee of US$2,500.

18.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition of the Guarantor, the Company or any other member of the Group;

(iii)	the performance and observance by the Guarantor, the Company or any other member of the Group of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Guarantor, the Company and each other member of the Group and its related entities in connection with its participation in this Deed and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of the Guarantor, the Company and each other member of the Group and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Participation is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 18; or

(ii)
support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Guarantor, the Company or any other member of the Group of its obligations under the Transaction Documents or otherwise.

18.5	Procedure for assignment

(a)
Subject to the conditions set out in Clause 18.2 (Conditions of assignment) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender.  The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Deed and delivered in accordance with the terms of this Deed, execute that Assignment Agreement.

(b)
The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	On the Transfer Date:

(i)
the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)
the Existing Lender will be released from the obligations (the "Relevant Obligations") expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a Party as a "Lender" and will be bound by obligations equivalent to the Relevant Obligations.

(d)
Lenders may utilise procedures other than those set out in this Clause 18.5 to assign their rights under the Finance Documents (but not, without the consent of the Guarantor, the Company or the relevant member of the Group, to obtain a release by the Guarantor, the Company or that member of the Group from the obligations owed to the Guarantor, the Company or that member of the Group by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 18.2 (Conditions of assignment or transfer).

18.6	Copy of Assignment Agreement to Company

The Agent shall, as soon as reasonably practicable after it has executed an Assignment Agreement, send to the Company a copy of that Assignment Agreement.

18.7	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 18, each Lender may without consulting with or obtaining consent from the Guarantor, the Company or any other member of the Group, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)
in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by the Guarantor, the Company or any other member of the Group or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

18.8	Disenfranchisement on Debt Purchase Transactions entered into by Sawiris Affiliates

(a)
For so long as a Sawiris Affiliate (i) beneficially owns a Participation or (ii) has entered into a sub-participation agreement relating to a Participation or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated:

(i)
in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Participations has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents such Participations shall be deemed to be zero; and

(ii)
for the purposes of Clause 33.2 (Exceptions), such Sawiris Affiliate or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender (unless in the case of a person not being a Sawiris Affiliate it is a Lender by virtue otherwise than by beneficially owning the relevant Participation in which the Sawiris Affiliate has a sub-participation).

(b)
Each Lender shall, unless such Debt Purchase Transaction is an assignment promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a Sawiris Affiliate (a "Notifiable Debt Purchase Transaction").

(c)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:

(i)	is terminated; or

(ii)	ceases to be with a Sawiris Affiliate.

(d)	Each Sawiris Affiliate that is a Lender agrees that:

(i)
in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(ii)
in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders.

19.	ASSIGNMENT AND TRANSFERS BY MEMBERS OF THE GROUP

The Company and the Guarantor may not and no member of the Group (and the Company shall procure that no member of the Group) may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 9

THE FINANCE PARTIES

20.	ROLE OF THE AGENT AND OTHERS

20.1	Appointment of the Agent

(a)	Each of the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)
Each of the Lenders authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

20.2	Duties of the Agent

(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Without prejudice to Clause 18.6 (Copy of Assignment Agreement to Company), paragraph (a) above shall not apply to any Assignment Agreement.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Agent receives notice from a Party referring to this Deed, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Security Agent) under this Deed it shall promptly notify the other Finance Parties.

(f)
The Agent shall provide to the Company within 20 Business Days of a request by the Company (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Participations, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

(g)	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

20.3	No fiduciary duties

(a)	Nothing in this Deed constitutes the Agent and/or the Lenders as a trustee or fiduciary of any other person.

(b)	None of the Agent or the Security Agent shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

20.4	Business with the Group

The Agent, the Security Agent and each Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

20.5	Rights and discretions

(a)	The Agent may rely on:

(i)	any representation, notice or document (including, without limitation, any notice given by a Lender pursuant to paragraph (b) believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 17.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised;

(iii)	any notice or request made by the Company is made on behalf of and with the consent and knowledge of the Guarantor and all the members of the Group; and

(iv)	no Notifiable Debt Purchase Transaction:

(A)	has been entered into;

(B)	has been terminated; or

(C)	has ceased to be with a Sawiris Affiliate.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Deed.

(f)
Notwithstanding any other provision of any Finance Document to the contrary, none of the Finance Parties is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

20.6	Majority Lenders' instructions

(a)
Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Agent.

(c)
The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)
The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.  This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

20.7	Responsibility for documentation

None of the Finance Parties:

(a)
is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Security Agent, the Lenders, the Guarantor, a member of the Group or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents;

(b)
is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security; or

(c)
is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

20.8	Exclusion of liability

(a)
Without limiting paragraph (b) below, the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

(b)
No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent or a Lender, in respect of any claim it might have against the Agent or that Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent or that Lender may rely on this Clause subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

(c)
The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)
Nothing in this Deed shall oblige the Agent to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

20.9	Lenders' indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Participations or, if the Total Participations are then zero, to its share of the Total Participations immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by a member of the Group pursuant to a Finance Document).

20.10	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Company.

(b)	Alternatively the Agent may resign by giving 30 days notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)
If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent.

(d)
If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Deed as Agent) agree with the proposed successor Agent amendments to this Clause 20 and any other term of this Deed dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Deed which are consistent with the successor Agent's normal fee rates and those amendments will bind the Parties.

(e)
The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)	The Agent's resignation notice shall only take effect upon the appointment of a successor.

(g)
Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 20.  Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

20.11	Replacement of the Agent

(a)	After consultation with the Company, the Majority Lenders may, by giving 30 days' notice to the Agent replace the Agent by appointing a successor Agent.

(b)
The retiring Agent shall (at its own cost) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)
The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 20 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

20.12	Confidentiality

(a)
In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)
Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

20.13	Relationship with the Lenders

(a)
The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Deed.

(b)
Each Lender shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent.  Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

(c)
Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents.  Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 29.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 29.2 (Addresses) and paragraph (a)(iii) of Clause 29.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

20.14	Credit appraisal by the Lenders

Without affecting the responsibility of the Guarantor or any member of the Group for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of the Guarantor and each member of the Group;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)
whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)
the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)
the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

20.15	Agent's management time

Any amount payable to the Agent under Clause 11.3 (Indemnity to the Agent), Clause 12 (Costs and Expenses) and Clause 20.9 (Lenders' indemnity to the Agent) shall include the cost of utilising the Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 9 (Fees).

20.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

21.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Deed will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

22.	SHARING AMONG THE FINANCE PARTIES

22.1	Payments to Finance Parties

(a)
Subject to paragraph (b) below, if a Finance Party (a "Recovering Finance Party") receives or recovers any amount from the Guarantor, the Company or a member of the Group other than in accordance with Clause 27 (Payment Mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(ii)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 27 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii)
the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 27.5 (Partial payments).

22.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Guarantor, the Company or the relevant member of the Group and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 27.5 (Partial payments) towards the obligations of the Guarantor, the Company or that member of the Group to the Sharing Finance Parties.

22.3	Recovering Finance Party's rights

On a distribution by the Agent under Clause 22.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from the Guarantor, the Company or any other member of the Group, as between the Guarantor, the Company or the relevant member of the Group and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid the Guarantor, the Company or by that member of the Group (as applicable).

22.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

(b)
as between the Guarantor, the Company or the relevant member of the Group and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by the Guarantor, the Company or that member of the Group (as applicable).

22.5	Exceptions

(a)
This Clause 22 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Guarantor, the Company or the relevant member of the Group (as applicable).

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)
the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

23.	THE SECURITY AGENT

23.1	Trust

(a)	The Security Agent declares that it shall hold the Security Property on trust for the Secured Parties on the terms contained in this Deed.

(b)
Each of the parties to this Deed agrees that the Security Agent shall have only those duties, obligations and responsibilities expressly specified in this Deed or in the Transaction Security Documents to which the Security Agent is expressed to be a party (and no others shall be implied).

23.2	No independent power

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any rights or powers arising under the Transaction Security Documents except through the Security Agent.

23.3	Instructions to Security Agent and exercise of discretion

(a)
Subject to paragraphs (d) and (e) below, the Security Agent shall act in accordance with any instructions given to it by the Majority Lenders or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Security Agent and shall be entitled to assume that (i) any instructions received by it from the Agent, the Lenders or a group of Lenders are duly given in accordance with the terms of the Finance Documents; and (ii) unless it has received actual notice of revocation, that those instructions or directions have not been revoked.

(b)
The Security Agent shall be entitled to request instructions, or clarification of any direction, from the Majority Lenders as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers, authorities and discretions and the Security Agent may refrain from acting unless and until those instructions or clarification are received by it.

(c)	Any instructions given to the Security Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties.

(d)	Paragraph (a) above shall not apply:

(i)	where a contrary indication appears in this Deed;

(ii)	where this Deed requires the Security Agent to act in a specified manner or to take a specified action;

(iii)
in respect of any provision which protects the Security Agent's own position in its personal capacity as opposed to its role of Security Agent for the Secured Parties including, without limitation, the provisions set out in Clauses 23.6 (Security Agent's discretions) to Clause 23.20 (Disapplication); and

(iv)	in respect of the exercise of the Security Agent's discretion to exercise a right, power or authority under any of:

(A)	Clause 25.1 (Order of application);

(B)	Clause 25.2 (Prospective liabilities); and

(C)	Clause 25.5 (Permitted Deductions).

(e)
If giving effect to instructions given by the Majority Lenders would (in the Security Agent's opinion) have an effect equivalent to an amendment to or waiver of this Deed, the Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than the Security Agent) whose consent would have been required in respect of that amendment or waiver in accordance with Clause 33 (Amendments and waivers).

(f)	In exercising any discretion to exercise a right, power or authority under this Deed where either:

(i)	it has not received any instructions from the Majority Lenders as to the exercise of that discretion; or

(ii)	the exercise of that discretion is subject to paragraph (d)(iv) above,

the Security Agent shall do so having regard to the interests of all the Secured Parties.

23.4	Security Agent's Actions

Without prejudice to the provisions of Clause 24 (Enforcement of Transaction Security) and Clause 23.3 (Instructions to Security Agent and exercise of discretion), the Security Agent may (but shall not be obliged to), in the absence of any instructions to the contrary, take such action in the exercise of any of its powers and duties under the Finance Documents as it considers in its discretion to be appropriate.

23.5	Security Agent's discretions

The Security Agent may:

(a)
assume (unless it has received actual notice to the contrary from the Agent) that (i) no Default has occurred and no party to any Finance Document is in breach of or default under its obligations under any of the Finance Documents and (ii) any right, power, authority or discretion vested by any Finance Document in any person has not been exercised;

(b)
if it receives any instructions or directions under Clause 24 (Enforcement of Transaction Security) to take any action in relation to the Transaction Security, assume that all applicable conditions under the Finance Documents for taking that action have been satisfied;

(c)
engage, pay for and rely on the advice or services of any legal advisers, accountants, tax advisers, surveyors or other experts (whether obtained by the Security Agent or by any other Secured Party) whose advice or services may at any time seem necessary, expedient or desirable;

(d)
rely upon any communication or document believed by it to be genuine and, as to any matters of fact which might reasonably be expected to be within the knowledge of a Secured Party, any Lender or other party to a Finance Document, upon a certificate signed by or on behalf of that person; and

(e)
refrain from acting in accordance with the instructions of any Party (including bringing any legal action or proceeding arising out of or in connection with the Finance Documents) until it has received any indemnification and/or security that it may in its discretion require (whether by way of payment in advance or otherwise) for all costs, losses and liabilities which it may incur in so acting.

23.6	Security Agent's obligations

The Security Agent shall promptly:

(a)	copy to the Agent the contents of any notice or document received by it from any party to a Finance Document (other than a Finance Party) under any Finance Document;

(b)
forward to a Party the original or a copy of any document which is delivered to the Security Agent for that Party by any other Party provided that, except where a Finance Document expressly provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party; and

(c)
inform the Agent of the occurrence of any Default or any default by a party to a Finance Document (other than a Finance Party) in the due performance of or compliance with its obligations under any Finance Document of which the Security Agent has received notice from any other Party.

23.7	Excluded obligations

Notwithstanding anything to the contrary expressed or implied in the Finance Documents, the Security Agent shall not:

(a)
be bound to enquire as to (i) whether or not any Default has occurred or (ii) the performance, default or any breach by a party to a Finance Document (other than a Finance Party) of its obligations under any of the Finance Documents;

(b)	be bound to account to any other Party for any sum or the profit element of any sum received by it for its own account;

(c)
be bound to disclose to any other person (including but not limited to any Secured Party) (i) any confidential information or (ii) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty; or

(d)	have or be deemed to have any relationship of trust or agency with, any party to a Finance Document (other than a Finance Party).

23.8	Exclusion of liability

None of the Security Agent, any Receiver nor any Delegate shall accept responsibility or be liable for:

(a)
the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Security Agent or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property;

(c)
any losses to any person or any liability arising as a result of taking or refraining from taking any action in relation to any of the Finance Documents, the Security Property or otherwise, whether in accordance with an instruction from the Agent or otherwise unless directly caused by its gross negligence or wilful misconduct;

(d)
the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any of the Finance Documents, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, the Finance Documents or the Security Property; or

(e)	any shortfall which arises on the enforcement or realisation of the Security Property.

23.9	No proceedings

No Party (other than the Security Agent, that Receiver or that Delegate) may take any proceedings against any officer, employee or agent of the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Security Property and any officer, employee or agent of the Security Agent, a Receiver or a Delegate may rely on this Clause subject to Clause 1.3 (Third Party Rights) and the provisions of the Third Parties Rights Act.

23.10	Own responsibility

Without affecting the responsibility of any party to a Finance Document (other than a Finance Party) for information supplied by it or on its behalf in connection with any Finance Document, each Secured Party confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group and any other party to a Finance Document (other than a Finance Party);

(b)
the legality, validity, effectiveness, adequacy and enforceability of any Finance Document, the Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property;

(c)
whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any other party to a Finance Document (other than a Finance Party) or any of its respective assets under or in connection with any Finance Document, the Security Property, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property;

(d)
the adequacy, accuracy and/or completeness of any information provided by the Security Agent or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)
the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property, and each Secured Party warrants to the Security Agent that it has not relied on and will not at any time rely on the Security Agent in respect of any of these matters.

23.11	No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any party to a Finance Document (other than a Finance Party) to any of the Charged Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Finance Documents or the Transaction Security;

(c)
register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Finance Documents or of the Transaction Security;

(d)
take, or to require any party to a Finance Document to take, any steps to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under the laws of any jurisdiction; or

(e)	require any further assurances in relation to any of the Transaction Security Documents.

23.12	Insurance by Security Agent

(a)
The Security Agent shall not be under any obligation to insure any of the Charged Property, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Finance Documents.  The Security Agent shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance.

(b)
Where the Security Agent is named on any insurance policy as an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Agent shall have requested it to do so in writing and the Security Agent shall have failed to do so within fourteen days after receipt of that request.

23.13	Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Deed or any document relating to the trust created under this Deed and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Deed or be bound to supervise the proceedings or acts of any person.

23.14	Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any party to a Finance Document (other than a Finance Party) may have to any of the Charged Property and shall not be liable for or bound to require any party to a Finance Document (other than a Finance Party) to remedy any defect in its right or title.

23.15	Refrain from illegality

Notwithstanding anything to the contrary expressed or implied in the Finance Documents, the Security Agent may refrain from doing anything which in its opinion will or may be contrary to (i) any relevant law, directive or regulation of any jurisdiction and the Security Agent may do anything which is, in its opinion, necessary to comply with any such law, directive or regulation and (ii) the terms of the Registration Rights Agreement or the Lockup Agreement referred to in the definition of Merger Documents.

23.16	Conduct of Business

The Security Agent may accept deposits from, lend money to, and generally engage in any kind of banking or other business with any of the parties to any of the Finance Documents.

23.17	Winding up of trust

If the Security Agent, with the approval of the Agent, determines that (a) all of the Secured Liabilities and all other obligations secured by the Transaction Security Documents have been fully and finally discharged and (b) none of the Secured Parties is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any party to a Finance Document (other than a Finance Party) pursuant to the Finance Documents:

(a)
the trusts set out in this Deed shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Transaction Security Documents; and

(b)	any Retiring Security Agent shall release, without recourse or warranty, all of its rights under each of the Transaction Security Documents.

23.18	Powers supplemental

The rights, powers and discretions conferred upon the Security Agent by this Deed shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by general law or otherwise.

23.19	Trustee division separate

(a)
In acting as trustee for the Secured Parties, the Security Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any of its other divisions or departments.

(b)
If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.

23.20	Disapplication

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Deed.  Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Deed, the provisions of this Deed shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Deed shall constitute a restriction or exclusion for the purposes of that Act.

23.21	Lenders' indemnity

Each Lender shall (in the proportion that the Secured Liabilities due to it bears to the aggregate of the Secured Liabilities due to all Lenders for the time being (or, if the Secured Liabilities due to each of those Lenders is zero, immediately prior to their being reduced to zero)), indemnify the Security Agent and every Receiver and every Delegate, within three Business Days of demand, against any cost, loss or liability incurred by any of them (otherwise than by reason of the relevant Security Agent's, Receiver's or Delegate's gross negligence or wilful misconduct) in acting as Security Agent, Receiver or Delegate under the Finance Documents (unless the relevant Security Agent, Receiver or Delegate has been reimbursed by any party to a Finance Document (other than a Finance Party) pursuant to a Finance Document) and the Company shall (or shall procure that a member of the Group shall) indemnify each Lender against any payment made by it under this Clause 23.21.

24.	ENFORCEMENT OF TRANSACTION SECURITY

24.1	Enforcement Instructions

(a)	The Security Agent may refrain from enforcing the Transaction Security unless instructed otherwise by the Majority Lenders.

(b)
Subject to the Transaction Security having become enforceable in accordance with its terms the Majority Lenders may give or refrain from giving instructions to the Security Agent to enforce or refrain from enforcing the Transaction Security as they see fit.

(c)	The Security Agent is entitled to rely on and comply with instructions given in accordance with this Clause 24.1.

24.2	Manner of enforcement

If the Transaction Security is being enforced pursuant to Clause 24.1 (Enforcement Instructions), the Security Agent shall enforce the Transaction Security in such manner (including, without limitation, the selection of any administrator to be appointed by the Security Agent) as the Majority Lenders shall instruct or, in the absence of any such instructions, as the Security Agent sees fit.

24.3	Waiver of rights

To the extent permitted under applicable law and subject to Clause 24.1 (Enforcement Instructions), Clause 24.2 (Manner of enforcement) and Clause 25 (Application of Proceeds), each of the Secured Parties and each party to a Finance Document (other than a Finance Party) waives all rights it may otherwise have to require that the Transaction Security be enforced in any particular order or manner or at any particular time or that any sum received or recovered from any person, or by virtue of the enforcement of any of the Transaction Security or of any other security interest, which is capable of being applied in or towards discharge of any of the Secured Liabilities is so applied.

25.	APPLICATION OF PROCEEDS

25.1	Order of application

Subject to Clause 25.2 (Prospective liabilities), all amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of the Transaction Security (for the purposes of this Clause 25, the "Recoveries") shall be held by the Security Agent on trust to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this Clause 25), in the following order of priority:

(a)	in discharging any sums owing to the Security Agent, any Receiver or any Delegate;

(b)	in payment of all costs and expenses incurred by the Agent or any Lender in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Deed;

(c)	in payment to the Agent on its own behalf and on behalf of the Lenders for application towards the discharge of the Secured Liabilities;

(d)
if none of the parties to a Finance Document (other than a Finance Party) is under any further actual or contingent liability under any Finance Document, in payment to any person to whom the Security Agent is obliged to pay in priority to any such party; and

(e)	the balance, if any, in payment to the relevant party to a Finance Document (other than a Finance Party).

25.2	Prospective liabilities

Following an Enforcement Event the Security Agent may, in its discretion, hold any amount of the Recoveries in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) for later application under Clause 25.1 (Order of Application) in respect of:

(a)	any sum to any Security Agent, any Receiver or any Delegate; and

(b)	any part of the Secured Liabilities,

that the Security Agent reasonably considers, in each case, might become due or owing at any time in the future.

25.3	Investment of proceeds

Prior to the application of the proceeds of the Security Property in accordance with Clause 25.1 (Order of Application) the Security Agent may, in its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) pending the application from time to time of those monies in the Security Agent's discretion in accordance with the provisions of this Clause 25.

25.4	Currency Conversion

(a)
For the purpose of, or pending the discharge of, any of the Secured Liabilities the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at the Security Agent's Spot Rate of Exchange.

(b)
The obligations of any party to a Finance Document (other than a Finance Party) to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

25.5	Permitted Deductions

The Security Agent shall be entitled, in its discretion, (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Deed, and to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Deed).

25.6	Good Discharge

(a)
Any payment to be made in respect of the Secured Liabilities by the Security Agent may be made to the Agent on behalf of the Lenders and any payment made in that way shall be a good discharge, to the extent of that payment, by the Security Agent.

(b)
The Security Agent is under no obligation to make the payments to the Agent under paragraph (a) of this Clause 25.6 in the same currency as that in which the Secured Liabilities owing to the relevant Lender are denominated.

25.7	Calculation of Amounts

For the purpose of calculating any person's share of any sum payable to or by it, the Security Agent shall be entitled to:

(a)
notionally convert the Secured Liabilities owed to any person into a common base currency (decided in its discretion by the Security Agent), that notional conversion to be made at the spot rate at which the Security Agent is able to purchase the notional base currency with the actual currency of the Secured Liabilities owed to that person at the time at which that calculation is to be made; and

(b)
assume that all moneys received or recovered as a result of the enforcement or realisation of the Security Property are applied in discharge of the Secured Liabilities in accordance with the terms of the Finance Documents under which those Secured Liabilities have arisen.

26.	CHANGE OF SECURITY AGENT AND DELEGATION

26.1	Resignation of the Security Agent

(a)	The Security Agent may resign and appoint one of its affiliates as successor by giving notice to the Company and the Lenders.

(b)	Alternatively the Security Agent may resign by giving notice to the other Parties in which case the Majority Lenders may appoint a successor Security Agent.

(c)
If the Majority Lenders have not appointed a successor Security Agent in accordance with paragraph (b) above within 30 days after the notice of resignation was given, the Security Agent (after consultation with the Agent) may appoint a successor Security Agent.

(d)
The retiring Security Agent (the "Retiring Security Agent") shall, at its own cost, make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents.

(e)	The Security Agent's resignation notice shall only take effect upon (i) the appointment of a successor and (ii) the transfer of all of the Security Property to that successor.

(f)
Upon the appointment of a successor, the Retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) of Clause 23.17 (Winding up of trust) and under paragraph (d) above) but shall, in respect of any act or omission by it whilst it was the Security Agent, remain entitled to the benefit of Clauses 23 (The Security Agent), 11 (Indemnities) and 23.21 (Lenders' indemnity).  Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

(g)
The Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with paragraph (b) above.  In this event, the Security Agent shall resign in accordance with paragraph (b) above but the cost referred to in paragraph (d) above shall be for the account of the Parent.

26.2	Delegation

(a)
Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Finance Documents.

(b)
That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties and it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any such delegate or sub-delegate.

26.3	Additional Security Agents

(a)
The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it (i) if it considers that appointment to be in the interests of the Secured Parties or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Security Agent deems to be relevant or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Security Agent shall give prior notice to the Company and the Agent of that appointment.

(b)
Any person so appointed shall have the rights, powers and discretions (not exceeding those conferred on the Security Agent by this Deed) and the duties and obligations that are conferred or imposed by the instrument of appointment.

(c)
The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Deed, be treated as costs and expenses incurred by the Security Agent.

SECTION 10

ADMINISTRATION

27.	PAYMENT MECHANICS

27.1	Payments to the Agent

(a)
On each date on which the Company, the Guarantor or a member of the Group or a Lender is required to make a payment under a Finance Document the Company, the Guarantor, that member of the Group or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in cash by bank transfer in the relevant currency in the place of payment.

(b)	Payment shall be made to such account with such bank as the Agent specifies.

27.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to the Company, the Guarantor or a member of the Group) and Clause 27.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Deed (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank in the principal financial centre of the country of that currency.

27.3	Distributions to the Company, the Guarantor or a member of the Group

The Agent may apply any amount received by it for the Company, Guarantor or a member of the Group in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Company, the Guarantor or that member of the Group under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4	Clawback

(a)
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

27.5	Partial payments

(a)
If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by the Company, the Guarantor or a member of the Group under those Finance Documents, the Agent shall apply that payment towards the obligations of the Company, the Guarantor and that member of the Group under those Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Security Agent under those Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Company, the Guarantor or a member of the Group.

27.6	Set-off by the Company, the Guarantor or members of the Group

All payments to be made by the Company, the Guarantor and/or a member of the Group under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.7	Business Days

(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Deed interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

27.8	Currency of account

(a)	Subject to paragraphs (b) to (d) below, the Base Currency is the currency of account and payment for any sum due from the Company, the Guarantor or a member of the Group under any Finance Document.

(b)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(c)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(d)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

27.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this Deed will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

28.	SET-OFF

A Finance Party may set off any matured obligation due from the Company, the Guarantor or a member of the Group under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Company, the Guarantor or that member of the Group, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29.	NOTICES

29.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

29.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company that identified with its name below;

(b)	in the case of the Guarantor, that indentified with its name below;

(c)	in the case of each Lender or any other member of the Group, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(d)	in the case of the Agent or the Security Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

29.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's or Security Agent's signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from the Guarantor or a member of the Group shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause 29.3 will be deemed to have been made or delivered to the Guarantor and each of the members of the Group.

29.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 29.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

29.5	Electronic communication

(a)
Any communication to be made between the Agent or the Security Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent, the Security Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)
Any electronic communication made between the Agent and a Lender or the Security Agent will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

29.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30.	CALCULATIONS AND CERTIFICATES

30.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

30.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

30.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

31.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.

33.	AMENDMENTS AND WAIVERS

33.1	Required consents

(a)
Subject to Clause 33.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 33.

(c)
The Guarantor agrees to any such amendment or waiver permitted by this Clause 33 which is agreed to by the Company.  This includes any amendment or waiver which would, but for this paragraph (c), require the consent of the Guarantor.

(d)
Notwithstanding anything to the contrary contained in this Clause 33, if following the Closing Date the Agent (acting reasonably) has identified either a manifest error or an error or omission of a technical or immaterial nature in a Finance Document, then the Agent shall be permitted to amend such provision and, upon request from the Agent, the Company shall take all steps to promptly effect such amendment. For the avoidance of doubt, nothing in this paragraph (d) constitutes an obligation on the Agent to identify such a provision.

33.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	a change in currency of payment of any amount under the Finance Documents;

(v)	an increase in or an extension of any Participation or the Total Participation;

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	Clause 2.2 (Finance Parties' rights and obligations), Clause 6 (Mandatory Prepayment), Clause 18 (Changes to the Lenders) or this Clause 33;

(viii)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(A)	the guarantee and indemnity granted under Clause 13 (Guarantee and Indemnity);

(B)	the Charged Property; or

(C)	the manner in which the proceeds of enforcement of the Transaction Security are distributed; or

(ix)	the release of any guarantee and indemnity granted under Clause 13 (Guarantee and Indemnity) or, other than as expressly permitted by the provisions of this Deed, of any Transaction Security;

shall not be made without the prior consent of all the Lenders.

(b)
Any amendment or waiver which relates to the rights or obligations of the Agent or the Security Agent (each in their capacity as such) may not be effected without the consent of the Agent or the Security Agent.

(c)
If a Lender (other than an Original Lender, an Affiliate of an Original Lender or a Related Fund of an Original Lender) does not accept or reject a waiver or request within 15 Business Days of it being made, its Participation shall not be included for the purpose of calculating the Total Participations when ascertaining whether a certain percentage of Total participations has been obtained to approve an amendment or waiver.

33.3	Replacement of a Lender

(a)	If at any time:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (b) below); or

(ii)
any member of the Group or the Guarantor becomes obliged to repay any amount in accordance with Clause 5.1 (Illegality) or to pay additional amounts pursuant to Clause 10.2 (Tax gross-up) to any Lender in excess of amounts payable to the other Lenders generally, then the Company may, on 5 Business Days' prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 18 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Deed to a Lender or a person selected by the Company which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender's participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest and fees and other amounts payable in relation thereto under the Finance Documents.

(b)	If:

(i)	the Company or the Agent (at the request of the Company) has requested the Lenders to consent to a waiver or amendment of any provisions of the Finance Documents;

(ii)	the waiver or amendment in question requires the consent of all the Lenders; and

(iii)	the Majority Lenders have consented to such waiver or amendment,

then any Lender (other than an Original Lender, an Affiliate of an Original Lender or a Related Fund of an Original Lender, unless the Participation of such Lender at such time is 50% or less than the amount of the Participation of such Lender (or, in the case of an Affiliate or Related Fund of an Original Lender, such Original Lender) as set out opposite its name under the heading "Participation" in Schedule 1 (The Original Lenders)) who does not and continues not to agree to such waiver or amendment shall be deemed to be a "Non-Consenting Lender".

34.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 11

GOVERNING LAW AND ENFORCEMENT

35.	GOVERNING LAW

This Agreement and any dispute or claim or non-contractual disputes arising out of or in connection with it, its subject matter or formation, shall be governed by and construed in accordance with the laws of England and Wales.

36.	ENFORCEMENT

36.1	Jurisdiction

In relation to any dispute or claim arising out of or in connection with this Deed (including a dispute relating to the existence, validity or termination of this Deed or any non-contractual obligation arising out of or in connection with this Deed) (a "Dispute"):

(a)	The parties hereto irrevocably agree to submit to the non-exclusive jurisdiction of the courts of England and Wales.

(b)
For the benefit of the Finance Parties and Secured Parties only, each of the Company or the Guarantor hereby irrevocably agree that only the courts of England and Wales shall have jurisdiction to settle any Dispute brought by the Company or the Guarantor or any member of the Group which is or becomes a party to a Finance Document.

(c)
Nothing in this Clause 36.1  shall prevent a Finance Party or Secured Party from taking proceedings relating to a Dispute in a court of competent jurisdiction.  To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of courts of competent jurisdiction.

(d)
Notwithstanding the foregoing, at the sole option of the Finance Parties and Secured Parties, any Dispute shall be settled by arbitration administered under the Rules of Arbitration of the International Chamber of Commerce ("ICC Rules") (which rules are incorporated in and made a part of this Deed, and the Parties hereby agree to submit to such rules) through binding arbitration proceedings to be held in London and conducted in the English language by three  arbitrators to be appointed in accordance with the ICC Rules prevailing and in effect as at the date the Dispute is referred to arbitration (an "ICC Arbitration").  Any award of the arbitrators shall include a statement of the reasons for such decision and shall be final and binding and enforceable in accordance with the rules of the New York Convention of 1958 on the recognition and enforcement of foreign arbitral awards.  Any award rendered shall be final and binding on the Parties and may be entered into any court having jurisdiction or application may be made to such court for an order of enforcement as the case may require.

(e)
If court proceedings have been initiated by the Company or the Guarantor or any member of the Group which is or becomes a party to a Finance Document at the time that the Finance Parties or the Secured Parties choose to submit the matter to arbitration, then it is agreed that such court proceedings shall be discontinued, unless the arbitrators find that the Finance Parties or the Secured Parties have waived such right by substantially participating in the court proceedings without having raised its right under this clause.

(f)	Each of the Company or the Guarantor or any member of the Group which is or becomes a party to a Finance Document hereby irrevocably:

(i)	waive any objection which it may have at any time to the laying of venue of any proceedings brought before courts of a competent jurisdiction or an ICC Arbitration;

(ii)	waive any claim that such proceedings brought before courts of a competent jurisdiction or an ICC Arbitration have been brought in an inconvenient forum; and

(iii)
further waive the right to object with respect to such proceedings brought before courts of a competent jurisdiction or an ICC Arbitration that any such court or arbitral tribunal does not have jurisdiction over such party.

36.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, the Company and the Guarantor:

(i)
irrevocably appoint Law Debenture Corporate Services Limited as their agent for service of process in relation to any proceedings before the courts of a competent jurisdiction or an arbitral tribunal in connection with any Finance Document; and

(ii)	agree that failure by an agent for service of process to notify the Company or the Guarantor (as applicable) of the process will not invalidate the proceedings concerned.

(b)
If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company and the Guarantor must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Agent.  Failing this, the Agent may appoint another agent for this purpose.

This document has been executed as a deed and is delivered on the date stated at the beginning of it.

SCHEDULE 1

THE ORIGINAL LENDERS

Initial Original Lenders

Upon the effectiveness of this Deed the following entities shall be the Original Lenders

Name of Original Lender	Participation

Weather X S.à r.l. of 291, route d’Arlon, L-1150 Luxembourg	US$268,200,000.00

Weather VI S.à r.l. of 291, route d’Arlon, L-1150 Luxembourg	US$134,100,000.00

Weather V S.à r.l. of 291, route d’Arlon, L-1150 Luxembourg	US$32,760,000.00

Weather Investors S.à r.l. of 291, route d’Arlon, L-1150 Luxembourg	US$14,940,000.00

MDCP VI Barometer S.à r.l. of 412F, route d’Esch, L-1030 Luxembourg	US$327,420,000.00

MDCP VI Barometer II S.à r.l. of 412F, route d’Esch, L-1030 Luxembourg	US$71,100,000.00

MDCP VI Co-Investors (Barometer) L.P. of Suite 1400 350, 7th Ave, SW Calgary, AB T2P 3N9, Canada	US$51,480,000.00

Med A Holding S.à r.l. of 41 boulevard Prince Henri, L-1724 Luxembourg	US$284,040,000.00

Med B Holding S.à r.l. of 41 boulevard Prince Henri, L-1724 Luxembourg	US$615,960,000.00

It is intended (without any obligation to do so) that shortly following the effective date of this Deed the entities listed as Original Lenders above in this Schedule will assign all or part of their Participations to the following entities pursuant to Assignment Agreements.  If this occurs then such entities that become Lenders shall thereupon also be considered Original Lenders for all purposes of this Deed (and the amounts of Participations assigned will be determined in the relevant Assignment Agreements).

MDCP VI Barometer Offshore

MDCP VI Barometer II Offshore

Med A Holding Limited

Med B Holding Limited

TA Weather Holdings Investors Ltd.

TA Weather Holdings V Ltd.

TA Weather Holdings VI Ltd.

TA Weather Holdings X Ltd.

SCHEDULE 2

CONDITIONS PRECEDENTS

Part I - Cash Collateral Account

1.	Company

(a)	A copy of the Constitutional Documents of the Company.

(b)	A copy of a resolution of the board or, if applicable, a committee of the board of directors of the Company:

(i)	approving the terms of, and the transactions contemplated by, the Account Security Document (as defined below) and resolving that it execute, deliver and perform the Account Security Document;

(ii)	authorising a specified person or persons to execute the Account Security Document; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Account Security Document.

(c)	If applicable, a copy of a resolution of the board of directors of the relevant company, establishing the committee referred to in sub-paragraph (b) above.

2.	Finance Documents

(a)
At least two originals of the following Transaction Security Document (the “Account Security Document”) executed by the security provider specified below opposite the relevant Transaction Security Document, perfected in accordance with applicable law and consistent with the Security Principles:

Name of security provider	Transaction Security Document
Weather Investments II S.a.r.l.	Luxembourg law pledge over the Cash Collateral Account in the form agreed as at the date of this Deed.

(b)	A copy of all notices required to be sent under the Account Security Document executed by the relevant security provider and acknowledged by the addressee.

3.	Legal opinions

The following legal opinion, each addressed to the Agent, the Security Agent and the Lenders and capable of being relied upon by any persons who become Lenders:

A legal opinion of Oostvogels Pfister Feyten, legal advisers to the Agent and the Secured Parties, as to Luxembourg law on the capacity, authority and due execution of the Company in entering into the Finance Documents and on the enforceability of any Transaction Security Document governed by Luxembourg law in the form acceptable to the Agent, Security Agent and Lenders, each acting reasonably.

4.	Other documents and evidence

(a)	Payment of fees and expenses incurred by the Agent, the Security Agent and the Lenders to the extent due and payable but unpaid by the Company.

(b)
A copy of any other Authorisation or other document, opinion or assurance which the Agent notifies the Company is necessary  in connection with the entry into and performance of the transactions contemplated by the Account Security Document or for the validity and enforceability of the Account Security Document.

Part II - Spinco Transaction Security

1.	Lux Spinco

(a)	A copy of the Constitutional Documents of each of the Company and Lux Spinco and OTH2.

(b)	A copy of a resolution of the board or, if applicable, a committee of the board of directors of each of the Company and Lux Spinco:

(i)
approving the terms of, and the transactions contemplated by, the Spinco Security Documents (as defined below) to which it is a party and resolving that it execute, deliver and perform the Spinco Security Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Spinco Security Documents to which it is a party on its behalf; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Spinco Security Documents to which it is a party.

(c)	If applicable, a copy of a resolution of the board of directors of the relevant company, establishing the committee referred to in sub-paragraph (b) above.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents.

2.	Finance Documents

(a)
At least two originals of the Spinco Security Documents executed by the security providers specified in the definition thereof opposite the relevant Transaction Security Document, perfected in accordance with applicable law and consistent with the Security Principles.

(b)	A copy of all notices required to be sent under the Spinco Security Documents executed by the relevant security provider.

3.	Legal opinions

The following legal opinions, each addressed to the Agent, the Security Agent and the Lenders and capable of being relied upon by any persons who become Lenders.

(a)	A legal opinion of the following legal advisers:

(i)
Oostvogels Pfister Feyten, legal advisers to the Agent and the Secured Parties, as to Luxembourg law on the capacity, authority and due execution of the Company and Lux Spinco in entering into the Finance Documents and on the enforceability of any Transaction Security Document governed by Luxembourg Law;

(ii)
Egyptian Counsel to the Purchaser as to Egyptian law on the enforceability and perfection of any Transaction Security Document governed by Egyptian Law (and confirming that the shares of OTH2 are listed on the Egyptian Stock Exchange), each substantially in the form acceptable to the Agent, Security Agent and Lenders, each acting reasonably.

4.	Other documents and evidence

(a)	Payment of all fees and expenses incurred by the Agent, the Security Agent and the Lenders to the extent due and payable under the Loan Note by the Company and unpaid.

(b)
A copy of any other Authorisation or other document, opinion or assurance which the Agent notifies the Company is necessary  in connection with the entry into and performance of the transactions contemplated by any Spinco Security Document or for the validity and enforceability of any Spinco Security Document.

Part III - Security Principles

	Pledgor	Governing Law	Description
Security to be provided in addition to the Guarantee on the Closing Date (the “Initial Security”)
1.	The Purchaser	US (New York)
Pledge Agreement granting security with respect to the Permanent Liquid Collateral (the “Pledge/Control Agreement”)

The Pledge/Control Agreement will also pledge (in addition to the Permanent Liquid Collateral) the Interim Liquid Collateral.

The security will include the benefit (by way of an assignment) of all rights granted in favour of the Purchaser under the registration rights agreement by and among VimpelCom and the Purchaser, to be dated on or around the Closing Date (subject to compliance with the terms of the registration rights agreement by the pledgee).

2.	The Purchaser	Bermuda	Charge over all of the Permanent Liquid Collateral and the Interim Liquid Collateral (the “Bermuda Charge”).
Security that may be provided if Spin-off Plan A occurs in addition to the Initial Security and the Guarantee (upon provision of which the Interim Liquid Collateral shall be released)
3.	Lux Spinco	Egyptian
Pledge over all of the shares held by Lux Spinco in OTH2 (being on the date that Spin-off  Plan A is effected, all of the shares in OTH2 spun-off pursuant thereto (being at least 51.67% of the entire issued share capital of OTH2).

5.	The Purchaser	Luxembourg	Pledge over all of the shares held by the Purchaser in Lux Spinco (being 100% of the issued share capital in Lux Spinco) (the “Luxembourg Share Pledge”).
Security that may be provided if Spin-off Plan B occurs in addition to the Initial Security and the Guarantee (upon provision of which the Interim Liquid Collateral shall be released)
6.	The Purchaser	Luxembourg
The Purchaser may pay the US$770 million that it receives from Vimpelcom under the SSEA as a result of the failure of Spin-off Plan A to be effected (including, but not limited to, as a result of the implementation of Spin-off Plan B) to the Cash Collateral Account subject to an Account Charge Agreement in favour of the Secured Parties.

Aspects of the Transaction Security Documents

(A)      General

1.           The Transaction Security Documents listed herein shall in each case grant first ranking, exclusive, fully perfected Security, for the Secured Liabilities in favour of the Security Agent on behalf of the Secured Parties, shall be documented in accordance with the terms set out below and otherwise contain terms customary for asset finance transactions of this nature and shall be in a form reasonably satisfactory to the Security Agent and the Lenders.

2.           The Transaction Security shall not be enforceable until the occurrence of an Enforcement Event.

3.           The Security Agent shall be able to exercise any power of attorney granted to it under the Transaction Security Documents following (i) the occurrence of an Event of Default that is continuing or (ii) the failure to comply with any obligation under the Transaction Security Document (including but not limited to any further assurance or perfection obligation).

4.           With respect to share pledges, until an Event of Default has occurred and is continuing, the pledgors, subject to the Loan Note, will be permitted to retain and to exercise voting rights to any shares pledged by them in a manner which does not adversely affect the validity or enforceability of the security or cause a Default to occur.

5.           With respect to share pledges, until the occurrence of an Enforcement Event the pledgors, subject to the Loan Note, will be permitted to receive and retain dividends on pledged shares /pay dividends upstream on pledged shares (to the extent permitted under the Loan Note). Security granted with respect to the Permanent Liquid Collateral and the Interim Liquid Collateral shall be subject to compliance with the terms of the registration rights agreement and the lock-up agreement by the pledgee).

6.           Each security instrument and the guarantee will secure all the Secured Liabilities (unless restricted by local law).

7.           The Purchaser shall not be permitted to grant any security interest in favour of any other person over the assets secured under the Transaction Security Documents (regardless of whether such security interest ranks behind the Security granted by the Transaction Security Documents).

8.           The account pledges in respect of the Cash Collateral Account and the Distributions Account shall be governed by Luxembourg law and shall be granted in favour of the Secured Parties and the terms thereof shall be acknowledged by the relevant account bank (whereby the account bank agrees inter alia to only take instructions from the Security Agent regarding the charged account (without reference to the pledgor) - i.e., a blocked account arrangement (provided that in relation to the Distributions Account pledge the blocking can only be triggered by notice from the Security Agent following an Enforcement Event), and any prior security interests, rights of set off or cash pooling arrangements and other encumbrances shall be waived and removed.

(B)	Undertakings/Representations and Warranties

The representations, warranties or undertakings which are to be included in any Transaction Security Document shall, only to the extent that the Secured Parties' local counsel deem it necessary, include any further provisions (or deviate from those contained in the Loan Note) requested by the Security Agent (acting reasonably) in order to protect, preserve or administer the Security granted to the Secured Parties.

(C)	Bermuda Security

The charged assets shall include the charged shares (being the Permanent Liquid Collateral and the Interim Liquid Collateral) (the “Collateral”).

For all periods during which the Collateral is evidenced by physical share certificates in the name of the Purchaser, such share certificates, together with stock transfer powers relating to such certificates duly executed by the Purchaser in blank, shall be pledged to and delivered to the Security Agent.

The security over the Collateral shall be granted in favour of the pledgee subject to compliance by the pledgee with the terms of the registration rights agreement and the lock-up agreement.

The security will include the benefit of all rights granted in favour of the Purchaser to register the Collateral with the SEC including all rights under the registration rights agreement by and among VimpelCom and the Purchaser to be dated on or around the Closing Date.

The Purchaser shall undertake in the charge agreement to use all reasonable endeavours to assist the Security Agent with any such registration and shall provide a power of attorney in favour of the Security Agent to do all things required of a shareholder to effect listing on the New York Stock Exchange.  In addition, in the event that the Purchaser causes such Collateral to become registered with the SEC and therefore become held via a securities intermediary (which securities intermediary must be acceptable to the Security Agent), the Purchaser shall cause such control agreements to be executed by the Purchaser, the securities intermediary and the Security Agent such that the Security Agent shall have full dominion and control of the Collateral (or any ADRs or similar securities representing such Collateral).

(D)	Egyptian Security

The shares of OTH2 shall be registered with Misr for Central Clearing, Depository & Registry S.A.E. (“MCDR”), which is the central depositary and clearance house in Egypt and shall be listed on the Egyptian Stock Exchange. In order to perfect the pledge of shares,  the share pledge agreement shall be recorded with the MCDR and a statement to that effect shall be issued to the pledge.

(E)	US Security

The pledged assets shall include the Collateral. For all periods during which the Collateral is evidenced by physical share certificates in the name of the Purchaser, such share certificates, together with stock transfer powers relating to such certificates duly executed by the Purchaser in blank, shall be pledged to and delivered to the Security Agent.

The security over the Collateral shall be granted in favour of the pledgee subject to compliance by the pledgee with the terms of the registration rights agreement and the lock-up agreement.

The security will include an assignment of all rights granted in favour of the Purchaser to register the Collateral with the SEC including all rights under the registration rights agreement by and among VimpelCom and the Purchaser, to be dated on or around the Closing Date.

The Company shall undertake in the pledge agreement to use all reasonable endeavours to assist the Security Agent with such registration and shall provide a power of attorney in favour of the Security Agent to do all things required of a holder to effect listing on the New York Stock Exchange.  In addition, once such Collateral becomes registered with the SEC and therefore become held via a securities intermediary (which securities intermediary must be acceptable to the Security Agent), the Purchaser shall cause such control agreements to be executed by the Purchaser, the securities intermediary and the Security Agent such that the Security Agent shall have full dominion and control of the Collateral (or any ADRs or similar securities representing such Collateral).

(F)	Luxembourg Security

The Luxembourg Share Pledge will contain market standard enforcement provisions for this type of transaction.

The Security Agent shall be entitled to realize the pledged shares and account in any manner permitted by Luxembourg law and in particular by appropriation, private sale, public auction and court decision.

The Luxembourg Share Pledge shall include such rights by way of power of attorney (in addition to the rights noted in (B)3 above) or otherwise with respect to the rights of Lux Spinco as a shareholder of OTH2 to do all such things (which Lux Spinco can do in its capacity as a shareholder) reasonably necessary for the Security Agent (on behalf of the Secured Parties) to exercise all rights held by OTH2 with respect to the Mobinil Put/Call Arrangements, provided that an Enforcement Event has occurred and OTH2 is a Secured Entity (as defined in the Loan Note).

SCHEDULE 3

EXISTING AFFILIATE TRANSACTIONS

Existing Affiliate Transaction	Amount of liability

TNT Holding S.à r.l.	US$125,655,265 plus 16,708,435 VimpelCom Shares

Dosantos Investings S.à r.l.	US$4,802,937 plus 3,127,996 VimpelCom Shares

Bank Misr S.A.E.	LE125,000,000 plus 6,565,126 VimpelCom Shares

Other transactions	US$10,000,000

SCHEDULE 4

FORM OF ASSIGNMENT AGREEMENT

To:
[The Agent] as Agent, [the Security Agent] as Security Agent and Weather Investments II S.àr.l. (on behalf of itself, the Guarantor and any other member of the Group which is party to any Finance Document)

From:	[The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")

    Dated:

Loan Note Agreement dated 14 April 2011 (the "Loan Note ")

1.	We refer to the Loan Note. This is an Assignment Agreement. Terms defined in the Loan Note have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 18.5 (Procedure for assignment) of the Loan Note.

3.	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Loan Note, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender's Participation under the Loan as specified in the Schedule;

4.	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender's Participation under the Loan Note specified in the Schedule.

5.	The proposed Transfer Date is [ ].

6.	On the Transfer Date the New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph 4 above.

7.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 18.4 (Limitation of responsibility of Existing Lenders).

8.	This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 18.6 (Copy of Assignment Agreement to Company), to the Company (on behalf of the Company, the Guarantor and any other member of the Group which is party to any Finance Document) of the assignment referred to in this Assignment Agreement.

9.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 29.2 (Addresses) are set out in the Schedule.

10.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

11.	This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

12.	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

Note:	The execution of this Assignment Agreement may not transfer a proportionateshareof the Existing Lender’s interest in the security in all jurisdictions. It is theresponsibility of the New Lender to ascertain whether any other documents orother formalities are required to perfect a transfer of such a share in the Existing Lender’s Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of formalities.

THE SCHEDULE

Participation/rights and obligations to be transferred by assignment, release and accession

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

This document has been executed as a deed and is delivered on the date stated at the beginning of it.

[Existing Lender]	[New Lender]

By:	By:

This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [    ].

 [Agent]

By:

SIGNATURES

THE COMPANY

EXECUTED AS A DEED BY WEATHER INVESTMENTS II SARL

/s/ Karim Nasr

Acting by:	Karim Nasr, Attorney-in-fact

Address:	12, rue Guillaume Kroll, Luxembourg

Fax:	+2 02 461 5164

For the Attention of:	Naguib Sawiris

With a copy to:

For the Attention of:	Karim Nasr

Fax:	+33 (1) 72712897

THE AGENT

EXECUTED AS A DEED BY WILMINGTON TRUST (LONDON) LIMITED

/s/ Paul Barton

Acting by:	Paul Barton, Relationship Manager

Address:	Fifth Floor, 6 Broad Street Place, London EC2M 7JH

Fax:	+44 20 7614 1104

Attention:	Paul Barton

THE SECURITY AGENT

EXECUTED AS A DEED BY WILMINGTON TRUST (LONDON) LIMITED

/s/ Paul Barton

Acting by:	Paul Barton, Relationship Manager

Address:	Fifth Floor, 6 Broad Street Place, London EC2M 7JH

Fax:	+44 20 7614 1104

Attention:	Paul Barton

THE ORIGINAL LENDERS

EXECUTED AS A DEED BY WEATHER X S.À R.L

     /s/ Costas Constantinides
By: Costas Constantinides
Title: Authorised Signatory

EXECUTED AS A DEED BY WEATHER VI S.À R.L

     /s/ Costas Constantinides
By: Costas Constantinides
Title: Authorised Signatory

EXECUTED AS A DEED BY WEATHER V S.À R.L

     /s/ Costas Constantinides
By: Costas Constantinides
Title: Authorised Signatory

EXECUTED AS A DEED BY WEATHER INVESTORS S.À R.L

     /s/ Costas Constantinides
By: Costas Constantinides
Title: Authorised Signatory

EXECUTED AS A DEED BY MDCP VI BAROMETER S.À.R.L

     /s/ Jean-Robert Bartolini
By: Jean-Robert Bartolini
Title: Authorised Signatory

EXECUTED AS A DEED BY MDCP VI BAROMETER II S.À.R.L

     /s/ Jean-Robert Bartolini
By: Jean-Robert Bartolini
Title: Authorised Signatory

EXECUTED AS A DEED BY MDCP VI CO-INVESTORS (BAROMETER) L.P.

By: Madison Dearborn Partners, LLC

Its: General Partner:

     /s/ Mark Tresnowski

By: Mark Tresnowski

           Managing Director

EXECUTED AS A DEED BY MED A HOLDINGS S.À R.L

     /s/ Isabelle Probstel
By: Isabelle Probstel
Title: Class B Manager

     /s/ Stef Oostvogels

By: Stef Oostvogels
Title: Class A Manager

EXECUTED AS A DEED BY MED B HOLDINGS S.À R.L

     /s/ Isabelle Probstel
By: Isabelle Probstel
Title: Class B Manager

     /s/ Stef Oostvogels

By: Stef Oostvogels
Title: Class A Manager

IMPORTANT NOTICE: THE AGENT RECOMMENDS THAT THE GUARANTOR CONSULTS A SOLICITOR OR OTHER INDEPENDENT LEGAL ADVISOR BEFORE SIGNING THIS DOCUMENT.  UPON EXECUTING THIS DEED THE GUARANTOR BECOMES BOUND TO PAY ANY UNPAID AMOUNTS OWING BY WEATHER INVESTMENTS II SARL UNDER THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS.

THE GUARANTOR

EXECUTED AS A DEED BY MR NAGUIB SAWIRIS

/s/ Naguib Sawiris

By:	Naguib Sawiris

Address:	2005A Cornish El Nil, Nile City Towers, South Tower,

Ramlet Beaulac, Cairo Egypt

Fax:

Attention:	Naguib Sawiris

/s/ Ragy Soliman

Witness:	Ragy Soliman

Witness Occupation:	Attorney-at-law

Witness Address:	Cornish El Nil, Nile City Towers, South Tower,

Cairo, Egypt